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                                CREDIT AGREEMENT

                            dated as of July 28, 1997

                                  by and among


                              MEDCATH INCORPORATED,
                                  as Borrower,



                         the Lenders referred to herein,

                                       and

                                NATIONSBANK, N.A.
                                    as Agent


================================================================================

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                      TABLE OF CONTENTS

ARTICLE I
                DEFINITIONS......................................1
SECTION 1.1  Definitions.........................................1
SECTION 1.2  General............................................14
SECTION 1.3  Other Definitions and Provisions...................15

ARTICLE II

                REVOLVING CREDIT FACILITY.......................15
SECTION 2.1  Commitment.........................................15
SECTION 2.2  Procedure for Advances of Loans....................15
SECTION 2.3  Repayment of Loans.................................16
Section 2.4  Notes..............................................17
SECTION 2.5  Permanent Reduction of the Aggregate Commitment....17
SECTION 2.6  Termination of Credit Facility.....................17
SECTION 2.7  Use of Proceeds....................................17

ARTICLE IIA

               LETTER OF CREDIT FACILITY........................18
SECTION 2A.1  Commitment........................................18
SECTION 2A.2  Procedure for Issuance of Letters of Credit.......18
SECTION 2A.3  Commissions and Other Charges.....................19
SECTION 2A.4  L/C Participations................................19
SECTION 2A.5  Reimbursement Obligation of the Borrower..........20
SECTION 2A.6  Obligations Absolute..............................20
SECTION 2A.7  Effect of Application..............................21

                              ARTICLE III

                GENERAL LOAN PROVISIONS.........................21
SECTION 3.1  Interest...........................................21
SECTION 3.2  Notice and Manner of Conversion or
    Continuation of Loans.......................................22
SECTION 3.3  Unused Fee.........................................22
SECTION 3.4  Payment............................................23
SECTION 3.5  Right of Set-off; Adjustments......................23
SECTION 3.6  Nature of Obligations of Lenders Regarding
    Extensions of Credits; Assumption by the Agent..............24
SECTION 3.7  Indemnity..........................................25
SECTION 3.8  Increased Cost and Reduced Return..................25
SECTION 3.9  Limitation on Types of Loans.......................27
SECTION 3.10 Illegality.........................................27
SECTION 3.11 Treatment of Affected Loans........................28
SECTION 3.12 Compensation.......................................28
SECTION 3.13 Taxes..............................................28

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SECTION 3.14 Replacement of Lenders.............................30

ARTICLE IV

       CLOSING; CONDITIONS OF CLOSING AND BORROWINGS............31
SECTION 4.1  Closing............................................31
SECTION 4.2  Conditions to Closing and Initial
    Extension of Credit.........................................31
SECTION 4.3  Conditions to All Loans............................34

ARTICLE V

         REPRESENTATIONS AND WARRANTIES OF THE BORROWER

SECTION 5.1  Representations and Warranties.....................34
SECTION 5.2  Survival of Representations and Warranties, Etc....41

ARTICLE VI

       FINANCIAL INFORMATION AND NOTICES........................41
SECTION 6.1  Financial Statements and Projections...............41
SECTION 6.2  Officer's Compliance Certificate...................42
SECTION 6.3  Accountants' Certificate...........................42
SECTION 6.4  Other Reports......................................42
SECTION 6.5  Notice of Litigation and Other Matters.............43
SECTION 6.6  Accuracy of Information............................44

ARTICLE VII

      AFFIRMATIVE COVENANTS.....................................44
SECTION 7.1  Preservation of Corporate Existence and
    Related Matters.............................................44
SECTION 7.2  Maintenance of Property............................44
SECTION 7.3  Insurance..........................................44
SECTION 7.4  Accounting Methods and Financial Records...........44
SECTION 7.5  Payment and Performance of Obligations.............45
SECTION 7.6  Compliance With Laws and Approvals.................45
SECTION 7.7  Environmental Laws.................................45
SECTION 7.8  Compliance with ERISA..............................45
SECTION 7.9  Compliance With Agreements.........................46
SECTION 7.10 Conduce of Business................................46
SECTION 7.11 Visits and Inspections..............................46
SECTION 7.12 Additional Subsidiaries............................46
SECTION 7.13 Further Assurances.................................46

ARTICLE VIII

    FINANCIAL COVENANTS.........................................47
SECTION 8.1  Current Ratio......................................47
SECTION 8.2  Debt to Capitalization Ratio.......................47
SECTION 8.3  Leverage Ratio.....................................47
SECTION 8.4  Fixed Charge Ratio.................................47

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SECTION 8.5  Consolidated Net Worth.............................47

                      ARTICLE IX

         NEGATIVE COVENANTS.....................................47

SECTION 9.1  Limitations on Debt................................47
SECTION 9.2  Limitations on Contingent Obligations..............48
SECTION 9.3  Limitations on Liens...............................48
SECTION 9.4  Limitations on Loans, Advances and investments.....49
SECTION 9.5  Limitations on Mergers and Liquidation.............50
SECTION 9.6  Limitations on Sale of Assets......................50
SECTION 9.7  Limitations on Dividends and Distributions.........51
SECTION 9.8  Prohibited Transactions............................51
SECTION 9.9  Certain Accounting Changes.........................51
SECTION 9.10 Amendments; Payments and Prepayments of
    Subordinated Debt...........................................51
SECTION 9.11 Restrictive Agreements.............................51
SECTION 9.12 Subsidiaries......................................51

ARTICLE X

             DEFAULT AND REMEDIES...............................52

SECTION 10.1  Events of Default..................................52
SECTION 10.2  Remedies...........................................54
SECTION 10.3  Rights and Remedies Cumulative; Non-Waiver; etc....55

ARTICLE XI

             THE AGENT...........................................55
SECTION 11.1  Appointment, Powers, and immunities................55
SECTION 11.2  Reliance by Agent..................................56
SECTION 11.3  Defaults...........................................56
SECTION 11.4  Rights as Lender...................................56
SECTION 11.5  Indemnification....................................57
SECTION 11.6  Non-Reliance on Agent and Other Lenders............57
SECTION 11.7  Resignation of Agent...............................57

ARTICLE XII

            MISCELLANEOUS........................................58
SECTION 12.1  Notices............................................58
SECTION 12.2  Expenses; Indemnity................................60
SECTION 12.3  Set-off............................................60
SECTION 12.4  Governing Law......................................61
SECTION 12.5  Consent to Jurisdiction............................61
SECTION 12.6  Waiver of Jury Trial...............................61
SECTION 12.7  Mandatory Arbitration..............................61
SECTION 12.8  Reversal of Payments...............................62
SECTION 12.9  Injunctive Relief; Punitive Damages................63

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SECTION 12.10 Accounting Matters.................................63
SECTION 12.11 Assignments and Participations.....................63
SECTION 12.12 Confidentiality....................................65
SECTION 12.13 Amendments and Waivers.............................65
SECTION 12.14 Performance of Duties..............................66
SECTION 12.15 All Powers Coupled with Interest...................66
SECTION 12.16 Survival of Indemnities............................66
SECTION 12.17 Titles and Captions................................66
SECTION 12.18 Severability of Provisions.........................66
SECTION 12.19 Counterparts.......................................66
SECTION 12.20 Term of Agreement..................................66



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EXHIBITS

Exhibit A - Form of Note
Exhibit B - Form of Notice of Borrowing
Exhibit C - Form of Notice of Prepayment
Exhibit D - Form of Notice of Conversion/Continuation
Exhibit E - Form of Officer's Compliance Certificate
Exhibit F - Form of Assignment and Acceptance
Exhibit G - Borrowing Base Certificate
Exhibit H - Guaranty Agreement



SCHEDULES

Schedule 1       -    Lenders and Commitments
Schedule 5.1(b)  -    Subsidiaries and Capitalization
Schedule 5.1(i)  -    ERISA Plans
Schedule 5.1(s)  -    Debt and Contingent Obligations
Schedule 5.1(t)  -    Litigation
Schedule 9.3     -    Existing Liens
Schedule 9.8     -    Prohibited Transactions




                                CREDIT AGREEMENT

     CREDIT AGREEMENT, dated as of the 28th day of July, 1997, by and among MEDCATH INCORPORATED, a corporation organized under the laws of North Carolina (the "Borrower"), the Lenders who are or may become a party to this Agreement, and NATIONSBANK, N.A., as administrative and collateral agent for the Lenders (the "Agent").

                              STATEMENT OF PURPOSE

     The Borrower has requested, and the Lenders have agreed, to extend certain credit facilities to the Borrower on the terms and conditions of this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

     SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

     "Account Debtor" means any Person who is or may become obligated to the Borrower under, with respect to, or on account of, an Account.

     "Accounts" means all "accounts" (as defined in the UCC) now or hereafter owned or acquired by the Borrower or in which the Borrower now or hereafter has or acquires any right or interest, and, in any event, shall also include, without limitation, all accounts receivable, contract rights, notes, drafts and other obligations or indebtedness owing to the Borrower arising from the performance of services by it, or to be performed, and all of the Borrower's rights to any goods, services or other property represented by any of the foregoing and all monies due to or to become due to the Borrower under all contracts for the sale of goods or other property or the performance of services by it (whether or not yet earned by performance on the part of the Borrower), in each case whether now in existence or hereafter arising or acquired, including, without limitation, the right to receive the proceeds of such contracts and all collateral security and guarantees of any kind given by any Person with respect to any of the foregoing.

     "Adjusted Eurodollar Rate" means, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Agent to be equal to the quotient obtained by dividing (a) the Eurodollar Rate for such Interest Period by (b) 1 minus the Reserve Requirement for such Interest Period.

     "Affiliate" means, with respect to any Person, any other Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any of its Subsidiaries. The term "control" means (a) the power to vote fifty percent (50%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise, exclusive in all events of medical practices or health care facilities managed by the Borrower or its Subsidiaries.

     "Agent" means NationsBank in its capacity as Agent hereunder, and any successor thereto appointed pursuant to Section 11.7.

     "Agent's Office" means the office of the Agent specified in or determined in accordance with the provisions of Section 12.1.

     "Aggregate Commitment" means the aggregate amount of the Lenders' Commitments hereunder, as such amount may be reduced or modified at any time or from time to time pursuant to the terms hereof. On the Closing Date, the Aggregate Commitment shall be Twenty Million Dollars ($20,000,000).

     "Agreement" means this Credit Agreement, as amended or modified from time to time.

     "Applicable Law" means all applicable provisions of constitutions, statutes, laws, rules, treaties, regulations and orders of all Governmental Authorities and all orders and decrees of all courts and arbitrators.

     "Applicable Lending Office" means, for each Lender and for each Type of Loan, the "Lending Office" of such Lender (or of an affiliate of such Lender) designated for such Type of Loan on the signature pages hereof or such other office of such Lender (or an affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrower by written notice in accordance with the terms hereof as the office by which its Loans of such Type are to be made and maintained.

     "Application" means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

     "Assignment and Acceptance" shall have the meaning assigned thereto in
Section 12.10.

     "Available Commitment" means, as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender's Commitment over (b) such Lender's Extensions of Credit.

     "Base Rate" means, for any day, the rate per annum equal to the higher of
(a) the Federal Funds Rate for such day plus one-half of one percent (.5%) and
(b) the Prime Rate for such day. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective on the effective date of such change in the Prime Rate or Federal Funds Rate.

     "Base Rate Loan" means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 3.1(a).

     "Borrower" means MedCath Incorporated, in its capacity as borrower hereunder.

     "Borrowing Base" means an amount equal to the sum of (i) 80% of the face amount of all Eligible Accounts plus (ii) 100% of all Eligible Advances to Affiliates (provided that the maximum advance against Eligible Advances to Affiliates shall not exceed 25% of the total Borrowing Base) plus (iii) provided the Leverage Ratio is less than 3.0 to 1.0, an overadvance (the "Overadvance") of $5,000,000.

     "Borrowing Base Certificate" shall have the meaning assigned thereto in
Section 6.4.

     "Business Day" means (a) for all purposes other than as set forth in clause
(b) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business, and (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any Eurodollar Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

     "Capital Asset" means, with respect to the Borrower and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the Borrower and its Subsidiaries.

     "Capital Lease" means, with respect to the Borrower and its Subsidiaries, any lease of any property that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the Borrower and its Subsidiaries.

     "Change in Control" shall have the meaning assigned thereto in Section 10.1(i).

     "Closing Date" means the date of this Agreement or such later Business Day upon which each condition described in Article IV shall be satisfied or waived in all respects in a manner acceptable to the Agent, in its sole discretion.

     "Code" means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or supplemented from time to time.

     "Commitment" means, as to any Lender, the obligation of such Lender to make Loans to the Borrower hereunder in an aggregate principal or face amount at any time outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 1 hereto, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

     "Commitment Percentage" means, as to any Lender at any time, the ratio of
(a) the amount of the Commitment of such Lender to (b) the Aggregate Commitment of all of the Lenders.

     "Consolidated" means, when used with reference to financial statements or financial statement items of the Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

     "Consolidated Senior Funded Debt" means, as of any date, all Senior Debt of the Borrower and its Subsidiaries, determined on a consolidated basis, which would as of such date, in accordance with GAAP, be classified as "funded indebtedness" or "long-term indebtedness."

     "Consolidated Tangible Net Worth" means, as of any date of determination, the amount of assets shown on the consolidated balance sheet of the Borrower (but excluding from such assets, debt discount and expense, goodwill, patents, trademarks, copyrights, franchises, licenses, amounts due from officers, directors, stockholders and Affiliates, and any other items which would be treated as intangibles under GAAP), less all liabilities of the Borrower and its Subsidiaries, all computed in accordance with GAAP applied on a consistent basis. For purposes of this definition, assets shall include sums due from (i) physicians or medical practices managed by the Borrower or any of its Subsidiaries, (ii) health care facilities owned or managed by the Borrower or any of its Subsidiaries, or (iii) physicians with whom Borrower is affiliated, including, without limitation, the Arizona Heart Institute, to the extent that
(A) the repayment of such sums constitutes valid and enforceable obligations of such Persons and (B) such Persons have not defaulted in the repayment of such sums.

     "Contingent Obligation" means, with respect to the Borrower, without duplication, any obligation, contingent or otherwise, of the Borrower pursuant to which Borrower has directly or indirectly guaranteed any Debt or other obligation of any other Person, provided, the term Contingent Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

     "Continue", "Continuation", and "Continued" shall refer to the continuation pursuant to Section 3.2 hereof of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.

     "Convert", "Conversion", and "Converted" shall refer to a conversion pursuant to Sections 3.2 or 3.8 of one Type of Loan into another Type of Loan.

     "Credit Facility" means the revolving credit facility established pursuant to Article II hereof.

     "Current Assets" means Consolidated current assets of the Borrower and its Subsidiaries determined in accordance with GAAP.

     "Current Liabilities" means Consolidated current liabilities of the Borrower and its Subsidiaries determined in accordance with GAAP.

     "Debt" means, with respect to any Person at any date and without duplication, the sum of the following calculated in accordance with GAAP: (a) all liabilities, obligations and indebtedness for borrowed money including but not limited to obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all obligations to pay the deferred purchase price of property or services of any such Person, except trade payables arising in the ordinary course of business not more than ninety (90) days past due (c) all obligations of any such Person as lessee under Capital Leases, (d) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, and banker's acceptances issued for the account of any such Person and (e) all obligations incurred by any such Person pursuant to Hedging Agreements.

     "Default" means any of the events specified in Section 10.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

     "Defaulting Lender" shall have the meaning assigned thereto in Section 3.6.

     "Dollars" or "$" means, unless otherwise qualified, dollars in lawful currency of the United States.

     "EBITDA" means, with respect to the Borrower and its Subsidiaries for any period, the sum of, without duplication, (a) Consolidated Net Income of the Borrower and its Subsidiaries for such period, plus (b) the sum of the following to the extent deducted in the determination of Consolidated Net Income: (i) Interest Expense, (ii) income and franchise taxes, and (iii) amortization, depreciation and other non-cash charges (including amortization of good will and other intangible assets).

     "Eligible Accounts" means all Accounts created by the Borrower or any of its Subsidiaries in the ordinary course of its business which satisfy and continue to satisfy the following requirements:

     (i) The Accounts are bona fide existing obligations of the named Account Debtors arising from the rendering of services to such Account Debtor in the ordinary course of the business of the Borrower or any of its Subsidiaries and
(A) are actually and absolutely owing to the Borrower or such Subsidiary, (B) are not contingent for any reason and (C) the Borrower or such Subsidiary has lawful and absolute title to such Accounts;

     (ii) The Accounts are valid, legally enforceable obligations of the Account Debtors and no offset (including, without limitation, discounts other than as permitted by GAAP, or counterclaims) or other defense on the part of any such Account Debtor or any claim on the part of any such Account Debtor denying liability thereunder has been asserted in writing;

     (iii) The Accounts are not subject to any lien or security interest whatsoever, except for any security interests permitted under Section 9.3(g);

     (iv) No account has remained unpaid for a period exceeding one hundred twenty (120) days from the date payment is due thereunder;

     (v) Each Account Debtor is solvent and not the subject of any bankruptcy or insolvency proceeding of any kind;

     (vi) The Accounts do not arise out of transactions with an employee, officer, agent, director or other Affiliate of the Borrower; and

     (vii) No Account is due from any Account Debtor more than fifty percent (50%) of whose Accounts are ineligible for any reason.

     "Eligible Advances to Affiliates" means all advances by the Borrower or any Subsidiary thereof to (i) physician or medical practices managed by the Borrower or any of its Subsidiaries, (ii) physicians with whom the Borrower is affiliated, including, without limitation, Arizona Heart Institute or (iii) health care facilities owned or managed by the Borrower or any of its Subsidiaries which satisfy and continue to satisfy the following requirements:

          (i) (A) the advances are actually and absolutely owing to the Borrower or any Subsidiary, (B) payment of the advances is not contingent for any reason and (C) the Borrower or such Subsidiary is the owner and holder of the promissory note evidencing each such advance;

          (ii) the advances are not subject to any Lien or security interest whatsoever, except for any security interest in favor of the Borrower or its Subsidiaries;

          (iii) the advances are not in default; and

          (iv) each obligor with respect to each advance is solvent and not the subject of any bankruptcy or insolvency proceeding of any kind.

     "Eligible Assignee" means (i) a Lender; (ii) an Affiliate of a Lender;
(iii) a financial institution or other entity that is an "accredited investor" (as defined in Rule 501 under the Securities Act of 1933, as amended) having (A) total assets of at least $10,000,000,000 (B) a long-term unsecured debt rating of at least BBB by S&P (or an equivalent rating by another nationally recognized statistical ratings organization) and (C) an office in the United States; and
(iv) any other insurance company or other financial institution which in the ordinary course of business extends credit of the type extended hereunder and which is approved by the Agent and, unless an Event of Default has occurred and is continuing at the time any assignment is effected in accordance with Section 12.10, the Borrower, such approval not to be unreasonably withheld or delayed by the Borrower and such approval to be deemed given by the Borrower if no objection is received by the assigning Lender and the Agent from the Borrower within five (5) Business Days after written notice of such proposed assignment has been provided by the assigning Lender to the Borrower; provided, however, that neither the Borrower nor an Affiliate of the Borrower shall qualify as an Eligible Assignee.

     "Employee Benefit Plan" means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Borrower or any ERISA Affiliate or (b) has at any time within the preceding six years been maintained for the employees of the Borrower or any current or former ERISA Affiliate.

     "Environmental Laws" means any and all federal, state and local laws, statutes, ordinances, rules, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

     "ERISA" means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

     "ERISA Affiliate" means any Person who together with the Borrower is treated as a single employer within the meaning of Section 414(b), (c), (m) or
(o) of the Code or Section 4001(b) of ERISA.

     "Eurodollar Loan" means any Loan that bears interest at a rate based upon the Adjusted Eurodollar Rate.

     "Eurodollar Rate" means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period. If for any reason such rate is not available, the term "Eurodollar Rate" shall mean, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, that if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates (rounded upwards, if necessary, to the nearest 1/100 of 1%).

     "Event of Default" means any of the events specified in Section 10.1; provided, that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

     "Extensions of Credit" means, as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Loans made by such Lender then outstanding and (b) such Lender's Commitment Percentage of the Letter of Credit Obligations then outstanding.

     "FDIC" means the Federal Deposit Insurance Corporation, or any successor thereto.

     "Federal Funds Rate" means, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds as quoted by the Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by Agent. If, for any reason, such rate is not available, then "Federal Funds Rate" shall mean a daily rate which is determined, in the opinion of the Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (Charlotte time). Rates for weekends or holidays shall be the same as the rate for the most immediate preceding Business Day.

     "Fiscal Year" means the fiscal year of the Borrower and its Subsidiaries ending on September 30.

     "Funded Debt" means, with respect to the Borrower and its Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP: (a) all liabilities, obligations and indebtedness for borrowed money including but not limited to obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person, (b) all obligations to pay the deferred purchase price of property or services of any such Person, except trade payables arising in the ordinary course of business, (c) all obligations of any such Person as lessee under Capital Leases, (d) all Debt of any other Person secured by a Lien on any asset of any such Person, (e) all Contingent Obligations of any such Person, (f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, and banker's acceptances issued for the account of any such Person and (g) all obligations incurred by any such Person pursuant to Hedging Agreements.

     "GAAP" means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the Borrower and its Subsidiaries throughout the period indicated and consistent with the prior financial practice of the Borrower and its Subsidiaries.

     "Governmental Approvals" means all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

     "Governmental Authority" means any nation, province, state or political subdivision thereof, and any government or any Person exercising executive, legislative, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     "Guaranty Agreement" means the agreement pursuant to which each Guarantor unconditionally guaranties the payment and/or performance of the Obligations, substantially in the form of Exhibit H hereto, as amended, restated or otherwise modified.

     "Guarantor" means each Wholly-Owned Subsidiary of the Borrower who has executed the Guaranty Agreement on the Closing Date or becomes a signatory thereto in accordance with Section 7.12.

     "Hazardous Materials" means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance, a trespass or pose a health or safety hazard to persons or neighboring properties, (f) which are materials consisting of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

     "Hedging Agreement" means any agreement with respect to an interest rate swap, collar, cap, floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of the Borrower under this Agreement, and any confirming letter executed pursuant to such hedging agreement, all as amended, restated or otherwise modified.

     "Interest Expense" means, for any period, total interest expense of the Borrower (including, without limitation, interest expense attributable to the Loans, Capital Leases and all equipment financing), whether paid or accrued, and, to the extent not included therein, amortization of fees and other charges payable with respect to all Debt of the Borrower and its Subsidiaries, determined for such period in accordance with GAAP.

     "Interest Period" means each period of thirty (30) days, hereunder, with respect to which the Eurodollar Rate shall be determined; provided, that:

     (a) each Interest Period shall commence on the date of advance of or Conversion to any Eurodollar Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the next preceding Interest Period expires;

     (b) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

     (c) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest period;

     (d) no Interest Period shall be permitted to extend beyond the Termination Date; and

     (e) there shall be no more than five (5) Interest Periods outstanding at any time.

     "Issuing Lender" means NationsBank, in its capacity as issuer of any Letter of Credit, or any successor thereto.

     "L/C Commitment" means Five Million Dollars ($5,000,000).

     "L/C Participants" means the collective reference to all the Lenders other than the Issuing Lender.

     "Lease Expense" means all obligations of the Borrower and its Subsidiaries for payments under leases of real or personal property, whether such leases presently exist or are hereafter entered into by the Borrower or any Subsidiary.

     "Lender" means each Person executing this Agreement as a Lender set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 12.10.

     "Letter of Credit Obligations" means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 2A.5.

     "Letters of Credit" shall have the meaning assigned thereto in Section 2A.1(a).

     "Leverage Ratio" means the ratio of (x) Consolidated Senior Funded Debt less Debt incurred to construct a new hospital (herein, "New Hospital Debt"), such New Hospital Debt to be excluded for the period commencing with the incurrence of such New Hospital Debt and ending one year after the issuance of a certificate of occupancy for such new hospital to (y) EBITDA for the four previous calendar quarters.

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

     "Loan" means any revolving loan made to the Borrower pursuant to Section 2.1, and all such Loans collectively as the context requires.

     "Loan Documents" means, collectively, this Agreement, the Notes, any Hedging Agreement executed by any Lender, any Guaranty Agreement, any Application, and each other document, instrument and agreement executed and delivered by the Borrower, its Subsidiaries or their counsel in connection with this Agreement or otherwise referred to herein or contemplated hereby, all as may be amended, restated or otherwise modified.

     "Loan Parties" means the Borrower, the Guarantors, and any Person who becomes a Guarantor pursuant to Section 7.12.

     "Material Adverse Effect" means, with respect to the Borrower or any of its Subsidiaries, a material adverse effect on the properties, business, operations or condition (financial or otherwise) of any such Person taken as a whole or the ability of any such Person to perform its obligations under the Loan Documents or Material Contracts, in each case to which it is a party.

     "Material Contract" means (a) any contract or other agreement, written or oral, of the Borrower or any of its Subsidiaries involving monetary liability of or to the Borrower or any such Subsidiary in an amount in excess of $1,000,000 with respect to the Borrower and $375,000 with respect to any Subsidiary and which by its terms may not be cancelled within ninety (90) days, or (b) any other contract or agreement, written or oral, of the Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect on the Borrower or any of its Subsidiaries.

     "Modified Consolidated Senior Funded Debt" means Consolidated Senior Funded Debt inclusive of the greater of (x) percentage ownership of a Wholly-Owned Subsidiary in any Person which owns a hospital facility (herein, a "Hospital Subsidiary") times the Debt of such Hospital Subsidiary or (y) the portion of the Debt of each such Subsidiary guaranteed by the Borrower.

     "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, contributions within the preceding six years.

     "NationsBank" means NationsBank, N.A., a national banking association, and its successors.

     "Net Income" means, for any period, the Consolidated net income (or loss) of the Borrower and its Subsidiaries for such period determined in accordance with GAAP; provided, that there shall be excluded from Consolidated net income (or loss): (a) the income (or loss) of any Person accrued prior to the date it became a Subsidiary of the Borrower or is merged into or consolidated with the Borrower and (b) extraordinary items.

     "Notes" means the separate revolving credit notes made by the Borrower payable to the order of each Lender, substantially in the form of Exhibit A hereto, evidencing the Credit Facility, and any amendments and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part; "Note" means any of such Notes.

     "Notice of Borrowing" shall have the meaning assigned thereto in Section 2.2(a).

     "Notice of Conversion/Continuation" shall have the meaning assigned thereto in Section 3.2.

     "Notice of Prepayment" shall have the meaning assigned thereto in Section 2.3(c).

     "Obligations" means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the Letter of Credit Obligations, (c) all payment and other obligations owing by the Borrower to any Lender or the Agent under any Hedging Agreement to which a Lender is a party and (d) all other fees and commissions (including attorney's fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the Borrower to the Lenders or the Agent, of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note, and whether or not for the payment of money under or in respect of this Agreement, any Note, or any of the other Loan Documents.

     "Officer's Compliance Certificate" shall have the meaning assigned thereto in Section 6.2.

     "Other Taxes" shall have the meaning assigned thereto in Section 3.11(b).

     "Overadvance" shall have the meaning assigned thereto in Section 1.1 in the definition of "Borrowing Base."

     "PBGC" means the Pension Benefit Guaranty Corporation or any successor agency.

     "Pension Plan" means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for employees of the Borrower or any ERISA Affiliates or (b) has at any time within the preceding six years been maintained for the employees of the Borrower or any of their current or former ERISA Affiliates.

     "Person" means an individual, corporation, limited liability company, partnership, association, trust, business trust, joint venture, joint stock company, pool, syndicate, sole proprietorship, unincorporated organization, Governmental Authority or any other form of entity or group thereof.

     "Prime Rate" means the per annum rate of interest established from time to time by NationsBank as its prime rate, which rate may not be the lowest rate of interest charged by NationsBank to its customers.

     "Register" shall have the meaning assigned thereto in Section 12.10(b).

     "Reimbursement Obligation" means the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 2A.5 for amounts drawn under Letters of Credit.

     "Required Lenders" means, at any date, any combination of holders of at least sixty-six and two-thirds percent (66-2/3%) of the aggregate unpaid principal amount of the Notes, or if no amounts are outstanding under the Notes, any combination of Lenders whose Commitment Percentages aggregate at least sixty-six and two-thirds percent (66-2/3%).

     "Replacement Capital Expenditures" means, with respect to the Borrower, all capital expenditures to replace existing fixed assets.

     "Reserve Requirement" means, at any time, the maximum rate at which reserves (including, without limitation, any marginal, special, supplemental, or emergency reserves) are required to be maintained under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) by member banks of the Federal Reserve System against, in the case of Eurodollar Loans, "Eurocurrency liabilities" (as such term is used in Regulation
D). Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Loans. The Adjusted Eurodollar Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Requirement.

     "Senior Debt" means, at any date of determination, all Debt other than Subordinated Debt, both determined on a consolidated basis.

     "Solvent" means, as to the Borrower and its Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies as they mature and come due), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature in the ordinary course of business.

     "Subordinated Debt" means the collective reference to Debt on Schedule 5.1(t) hereof designated as Subordinated Debt and any other Debt of the Borrower or any Subsidiary subordinated in right and time of payment to the Obligations on terms satisfactory to the Required Lenders.

     "Subsidiary" means as to any Person, any corporation, partnership or other entity of which more than fifty percent (50%) of the outstanding capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership or other entity is at the time, directly or indirectly, owned by or the management is otherwise controlled by such Person (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to "Subsidiary" or "Subsidiaries" herein shall refer to those of Borrower. For purposes of financial statement preparation or determining compliance with the financial covenants in this Agreement, "Subsidiary" shall have the meaning given to such term under GAAP.

     "Taxes" shall have the meaning assigned thereto in Section 3.13(a).

     "Termination Date" means the earliest of the dates referred to in Section 2.6.

     "Termination Event" means: (a) a "Reportable Event" described in Section 4043 of ERISA, or (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the partial or complete withdrawal of the Borrower or any ERISA Affiliate from a Multiemployer Plan, or (g) the imposition of a Lien pursuant to
Section 412 of the Code or Section 302 of ERISA, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under
Section 4042 of ERISA.

     "Total Capitalization" means Modified Consolidated Senior Funded Debt plus the Consolidated equity of the Borrower and its Subsidiaries.

     "Type" shall mean any type of Loan (i.e., a Base Rate Loan or Eurodollar
Loan).

     "Uniform Customs" the Uniform Customs and Practice for Documentary Credits (1994 Revision), International Chamber of Commerce Publication No. 500.

     "UCC" means the Uniform Commercial Code as in effect in the State of North Carolina.

     "United States" means the United States of America.

     "Wholly-Owned" means, with respect to a Subsidiary, a Subsidiary all of the shares of capital stock or other ownership interests of which are, directly or indirectly, owned or controlled by the Borrower and/or one or more of its Wholly-Owned Subsidiaries.

     SECTION 1.2 General. Unless otherwise specified, a reference in this Agreement to a particular section, subsection, Schedule or Exhibit is a reference to that section, subsection, Schedule or Exhibit of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, the feminine and the neuter. Any reference herein to "Charlotte time" shall refer to the applicable time of day in Charlotte, North Carolina.

     SECTION 1.3 Other Definitions and Provisions.

     (a) Use of Capitalized Terms. Unless otherwise defined therein, all capitalized terms defined in this Agreement shall have the defined meanings when used in this Agreement, the Notes and the other Loan Documents or any certificate, report or other document made or delivered pursuant to this Agreement.

     (b) Miscellaneous. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.



                                   ARTICLE II

                            REVOLVING CREDIT FACILITY

     SECTION 2.1 Commitment. Subject to the terms and conditions of this Agreement, each Lender severally agrees to make Loans to the Borrower from time to time from the Closing Date through the Termination Date as requested by the Borrower in accordance with the terms of Section 2.2; provided, that (a) the aggregate principal amount of all outstanding Loans (after giving effect to any amount requested) shall not exceed an amount equal to the lesser of (i) the Aggregate Commitment less the Letter of Credit Obligations and (ii) the Borrowing Base, and (b) the principal amount of outstanding Loans from any Lender to the Borrower plus such Lender's Commitment Percentage of the Letter of Credit Obligations then outstanding shall not at any time exceed such Lender's Commitment. Each Loan by a Lender shall be in a principal amount equal to such Lender's Commitment Percentage of the aggregate principal amount of Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Loans hereunder until the Termination Date.

     SECTION 2.2 Procedure for Advances of Loans.

     (a) Requests for Borrowing. The Borrower shall give the Agent irrevocable prior written notice in the form attached hereto as Exhibit B (a "Notice of Borrowing") not later than 11:00 a.m. (Charlotte time) (i) at least two (2) Business Days prior to each Base Rate Loan and (ii) at least three (3) Business Days prior to each Eurodollar Loan, of its intention to borrow, specifying (A) the date of such borrowing, which shall be a Business Day, (B) the amount of such borrowing, which shall be (x) with respect to Base Rate Loans in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof and (y) with respect to Eurodollar Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof, and (C) whether the Loans are to be Eurodollar Loans or Base Rate Loans. Notices received after 11:00 a.m. (Charlotte time) shall be deemed received on the next Business Day. The Agent shall promptly notify the Lenders of each Notice of Borrowing.

     (b) Disbursement of Loans. Not later than 2:00 p.m. (Charlotte time) on the proposed borrowing date, each Lender will make available to the Agent, for the account of the Borrower, at the office of the Agent in funds immediately available to the Agent, such Lender's Commitment Percentage of the Loans to be made on such borrowing date. The Borrower hereby irrevocably authorizes the Agent to disburse the proceeds of each borrowing requested pursuant to this
Section 2.2 in immediately available funds by crediting such proceeds to a deposit account of the Borrower maintained with the Agent or by wire transfer to such account as may be agreed upon by the Borrower and the Agent from time to time. Unless the Agent shall have received notice from a Lender that such Lender will not make available to the Agent such Lender's Commitment Percentage of the requested Loans, the Agent shall disburse such Lender's Commitment Percentage of the Loans.

     SECTION 2.3 Repayment of Loans.

     (a) Repayment on Termination Date. The Borrower shall repay the outstanding principal amount of all Loans in full, together with all accrued but unpaid interest thereon, on the Termination Date.

     (b) Mandatory Repayment of Excess Loans. If at any time the outstanding principal amount of all Loans exceeds the lesser of (i) the Aggregate Commitment less the Letter of Credit Obligations or (ii) the Borrowing Base, the Borrower shall repay immediately upon notice from the Agent, by payment to the Agent for the account of the Lenders, the Loans in an amount equal to such excess. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 3.12 hereof.

     (c) Optional Repayments. The Borrower may at any time and from time to time repay the Loans, in whole or in part, upon at least three (3) Business Days' irrevocable notice to the Agent with respect to Eurodollar Loans and one (1) Business Day irrevocable notice with respect to Base Rate Loans, in the form attached hereto as Exhibit C (a "Notice of Prepayment") specifying the date and amount of repayment and whether the repayment is of Eurodollar Loans,

Base Rate Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate amount of $500,000 or a whole multiple of $100,000 in excess thereof with respect to Base Rate Loans and $1,000,000 or a whole multiple of $500,000 in excess thereof with respect to Eurodollar Loans. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 3.12 hereof.

     (d) Limitation on Repayment of Eurodollar Loans. The Borrower may not repay any Eurodollar Loan on any day other than on the last day of the Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 3.12 hereof.

     SECTION 2.4 Notes. Each Lender's Loans and the obligation of the Borrower to repay such Loans shall be evidenced by a Note executed by the Borrower payable to the order of such Lender representing the Borrower's obligation to pay such Lender's Commitment or, if less, the aggregate unpaid principal amount of all Loans made and to be made by such Lender to the Borrower hereunder, plus interest and all other fees, charges and other amounts due thereon. Each Note shall be dated the date hereof and shall bear interest on the unpaid principal amount thereof at the applicable interest rate per annum specified in Section 3.1.

     SECTION 2.5 Permanent Reduction of the Aggregate Commitment.

     (a) The Borrower shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Agent, to permanently reduce, in whole at any time or in part from time to time, without premium or penalty, the Aggregate Commitment in an aggregate principal amount not less than $500,000 or any whole multiple of $100,000 in excess thereof. The amount of each partial permanent reduction shall be applied pro rata to reduce the remaining mandatory reduction amounts required under Section 2.5(b).

     (b) Each permanent reduction permitted or required pursuant to this Section
2.5 shall be accompanied by a payment of principal sufficient to reduce the aggregate outstanding Extensions of Credit of the Lenders after such reduction to the Aggregate Commitment as so reduced. Any reduction of the Aggregate Commitment to zero shall be accompanied by payment of all outstanding Obligations and, if such reduction is permanent, termination of the Commitments and Credit Facility. Such cash collateral shall be applied in accordance with
Section 10.2(b). If the reduction of the Aggregate Commitment requires the repayment of any Eurodollar Loan, such reduction may be made only on the last day of the then current Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 3.12 hereof.

     SECTION 2.6 Termination of Credit Facility. The Credit Facility shall terminate on the earliest of (a) the second anniversary of the Closing Date (b) the date of termination by the Borrower pursuant to Section 2.5(a), and (c) the date of termination by the Agent on behalf of the Lenders pursuant to Section 10.2(a).

     SECTION 2.7 Use of Proceeds. The Borrower shall use the proceeds of the Loans (exclusive of the proceeds of the Overadvance) for working capital and general corporate requirements of the Borrower and its Subsidiaries, including the funding of acquisitions and the payment of certain fees and expenses incurred in connection with this transaction. The Borrower shall use the proceeds of the Overadvance solely to fund the acquisition of physician practices.

                                   ARTICLE IIA

                            LETTER OF CREDIT FACILITY

     SECTION 2A.1 Commitment. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in
Section 2A.4(a), agrees to issue standby letters of credit ("Letters of Credit") for the account of the Borrower on any Business Day from the Closing Date through but not including the date which is sixty (60) days prior to the Termination Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the Letter of Credit Obligations would exceed the L/C Commitment or (b) the sum of the aggregate principal amount of all outstanding Loans and Letter of Credit Obligations would exceed the Aggregate Commitment. Each Letter of Credit shall
(i) be denominated in Dollars, (ii) be a standby letter of credit issued to support obligations of the Borrower, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date not more than one year later in the case of a standby letter of credit but in no event later than the Termination Date and (iv) be subject to the Uniform Customs and Practice for Documentary Credits and, to the extent not inconsistent therewith, the laws of the State of North Carolina. The Issuing Lender shall not issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by any Applicable Law. References herein to "issue" and derivations thereof with respect to Letters of Credit shall also include extensions, modifications or confirmations of any existing Letters of Credit, unless the context otherwise requires.

     SECTION 2A.2 Procedure for Issuance of Letters of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Agent's Office an Application therefor, completed to the reasonable satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may reasonably request. Upon receipt of any Application, the Issuing Lender shall process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 2A.1 and Article IV hereof, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the Borrower. The Issuing Lender shall furnish to the Borrower a copy of such Letter of Credit and furnish to each Lender a copy of such Letter of Credit and the amount of each

Lender's participation therein in accordance with Section 2A.4(a), all promptly following the issuance of such Letter of Credit.

     SECTION 2A.3 Commissions and Other Charges.

     (a) The Borrower shall pay to the Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission in an amount equal to 1.00% of the face amount of each Letter of Credit. Such commission shall be payable quarterly in advance on the first Business Day of each fiscal quarter of the Borrower and on the Termination Date.

     (b) In addition to the foregoing commission, the Borrower shall pay the Issuing Lender an issuance fee of one-quarter percent (1/4%) per annum on the face amount of each Letter of Credit, which fees shall be fully earned and be payable upon the issuance of each Letter of Credit.

     (c) The Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received by the Agent in accordance with their respective Commitment Percentages.




     SECTION 2A.4 L/C Participations.

     (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant's own account and risk an undivided interest equal to such L/C Participant's Commitment Percentage in the Issuing Lender's obligations and rights under each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender's address for notices specified herein an amount equal to such L/C Participant's Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

     (b) Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 2A.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is
360. A certificate of the Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this
Section 2A.4(b), if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due on the following Business Day.

     (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Commitment Percentage of such payment in accordance with this Section 2A.4, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, or any payment of interest on account thereof, the Issuing Lender will promptly distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

     SECTION 2A.5 Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on each date on which the Issuing Lender notifies the Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment. Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States and in immediately available funds. Interest shall be payable on any and all amounts remaining unpaid by the Borrower under this Article IIA from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full at the rate which would be payable on any outstanding Base Rate Loans which were then overdue. If the Borrower fails to timely reimburse the Issuing Lender on the date the Borrower receives the notice referred to in this Section 2A.5, the Borrower shall be deemed to have timely given a Notice of Borrowing hereunder to the Agent requesting the Lenders to make a Base Rate Loan on such date in an amount equal to the amount of such drawing and, subject to the satisfaction or waiver of the conditions precedent specified in Article IV, the Lenders shall make Base Rate Loans in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses.

     SECTION 2A.6 Obligations Absolute. The Borrower's obligations under this
Article IIA (including without limitation the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower's Reimbursement Obligation under
Section 2A.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of a Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender's gross negligence or willful misconduct. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards of care specified in the Uniform Customs and, to the extent not inconsistent therewith, the UCC shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower. The responsibility of the Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

     SECTION 2A.7 Effect of Application. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Article IIA, the provisions of this Article IIA shall apply.

                                   ARTICLE III

                             GENERAL LOAN PROVISIONS

     SECTION 3.1 Interest.

     (a) Interest Rate Options. Subject to the provisions of this Section 3.1, at the election of the Borrower in accordance with Article II, the unpaid principal balance of any Loan shall bear interest at (A) the Base Rate or (B) the Adjusted Eurodollar Rate plus 1.50%. The Borrower shall select the type of interest rate applicable to any Loan at the time a Notice of Borrowing is given pursuant to Section 2.2(a) or at the time a Notice of Conversion/Continuation is given pursuant to Section 3.2. Any Loan as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

     (b) Default Rate. Upon the occurrence and during the continuance of an Event of Default, (i) the Borrower shall no longer have the option to request Eurodollar Loans, (ii) all outstanding Eurodollar Loans shall bear interest at a rate per annum two percent (2%) in excess of the rate then applicable to Eurodollar Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, and (iii) all outstanding Base Rate Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans. Interest shall continue to accrue on the Notes after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

     (c) Interest Payment and Computation. Interest on each Base Rate Loan shall be payable in arrears on the last Business Day of each month, commencing August 31, 1997; and on the Termination Date. All interest rates, fees and commissions provided for hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed.

     (d) Maximum Rate. In no contingency or event whatsoever shall the aggregate of all amounts deemed interest hereunder or under any of the Notes charged or collected pursuant to the terms of this Agreement or pursuant to any of the Notes exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Agent's option promptly refund to the Borrower any interest received by Lenders in excess of the maximum lawful rate or shall apply such excess to the principal balance of the Obligations. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

     SECTION 3.2 Notice and Manner of Conversion or Continuation of Loans. Provided that no Event of Default has occurred and is then continuing, the Borrower shall have the option to (a) convert at any time all or any portion of its outstanding Base Rate Loans in a principal amount equal to $1,000,000 or any whole multiple of $500,000 in excess thereof into one or more Eurodollar Loans, or (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding Eurodollar Loans in a principal amount equal to $500,000 or a whole multiple of $100,000 in excess thereof into Base Rate Loans or (ii) continue such Eurodollar Loans as Eurodollar Loans. Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Agent irrevocable prior written notice in the form attached as Exhibit D (a "Notice of Conversion/ Continuation") not later than 11:00 a.m. (Charlotte time) three (3) Business Days before the day on which a proposed conversion or continuation of such Loan is to be effective specifying (A) the Loans to be converted or continued, and, in the case of any Eurodollar Loan to be converted or continued, the last day of the Interest Period thereof, (B) the effective date of such conversion or continuation (which shall be a Business Day), and (C) the principal amount of such Loans to be converted or continued. The Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

     SECTION 3.3 Unused Fee. Commencing on the Closing Date, the Borrower shall pay to the Agent, for the account of the Lenders, a non-refundable fee at a rate per annum equal to .25% on the average daily unused portion of the Aggregate Commitment less the Letter of Credit Obligations. The fee shall be payable in arrears on the last day of each quarter during the term of this Agreement, commencing September 30, 1997, and on the Termination Date. Such commitment fee shall be distributed by the Agent to the Lenders pro rata in accordance with the Lenders' respective Commitment Percentages.

     SECTION 3.4 Payment.

     (a) Manner of Payment. Each payment by the Borrower on account of the principal of or interest on the Loans or of any fee, commission or other amounts payable to the Lenders under this Agreement or any Note shall be made not later than 2:00 p.m. (Charlotte time) on the date specified for payment under this Agreement to the Agent at the Agent's Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Commitment Percentages, in Dollars, in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. (Charlotte time) on such day shall be deemed a payment on such date for the purposes of Section 10.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. (Charlotte time) shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Agent of each such payment, the Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender's Commitment Percentage and shall wire advice of the amount of such credit to each Lender. Each payment to the Agent of Agent's fees or expenses shall be made for the account of the Agent. Each payment to the Agent of the Issuing Lender's fees or L/C Participants' commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be. Any amount payable to any Lender under Sections 3.7, 3.8, 3.12 or 12.2 shall be paid to the Agent for the account of the applicable Lender.

     (b) Crediting of Payments and Proceeds. In the event that the Borrower shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 10.2, all payments received by the Lenders upon the Notes and the other Obligations and all net proceeds from the enforcement of the Obligations shall be applied first to all expenses then due and payable by the Borrower hereunder, then to all indemnity obligations then due and payable by the Borrower hereunder, then to all fees of the Agent or Issuing Lender then due and payable, then to all commitment and other fees and commissions then due and payable, then to accrued and unpaid interest on the Notes and any termination payments due in respect of a Hedging Agreement with any Lender (pro rata in accordance with all such amounts due), and then to the principal amount of the Notes.

     SECTION 3.5 Right of Set-off; Adjustments.

     (a) Upon the occurrence and during the continuance of any Event of Default, and upon the exercise by the Agent of the remedy provided for in Section 10.2(a), each Lender (and each of its affiliates) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender (or any of its affiliates) to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement and the Note held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement or such Note and although such obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Lender may have.

     (b) If any Lender (a "Benefitted Lender") shall at any time receive any payment of all or part of the Loans owing to it, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender's Loans owing to it, or interest thereon, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender's Loans owing to it, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest. The Borrower agrees that any Lender so purchasing a participation from a Lender pursuant to this Section 3.5 may, to the fullest extent permitted by law, exercise all of its rights of payment (including the right of set-off) with respect to such participation as fully as if such Person were the direct creditor of the Borrower in the amount of such participation.

     SECTION 3.6 Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Agent. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. Unless the Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Agent such Lender's ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Agent may assume that such Lender has made such portion available to the Agent on the proposed borrowing date in accordance with Section 2.2(b) and the Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If such amount is made available to the Agent on a date after such borrowing date, such Lender shall pay to the Agent on demand an amount, until paid, equal to the product of
(a) the amount of such Lender's Commitment Percentage of such borrowing, times
(b) the daily average Federal Funds Rate during such period as determined by the Agent, times (c) a fraction, the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such Lender's Commitment Percentage of such borrowing shall have become immediately available to the Agent, and the denominator of which is 360. A certificate of the Agent with respect to any amounts owing under this Section shall be conclusive, absent manifest error. If such Lender's Commitment Percentage of such borrowing is not made available to the Agent by such Lender within three (3) Business Days of such borrowing date, the Agent shall be entitled to recover such amount made available by the Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrower. The failure of any Lender (a "Defaulting Lender") to make its Commitment Percentage of any Loan available shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on such borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date.

     SECTION 3.7 Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a Loan, (b) due to any failure of the Borrower to borrow on a date specified therefor in a Notice of Borrowing or (c) due to any payment or prepayment of any Loan on a date other than the date specified for such payment in the applicable Notice of Prepayment. The amount of such loss or expense shall be determined, in the applicable Lender's sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Agent and shall be conclusively presumed to be correct save for manifest error. (Amounts payable under this Section 3.7 shall be without duplication of amounts payable under Section 3.8 or 3.12.)

     SECTION 3.8 Increased Cost and Reduced Return. The Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender's obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a Eurodollar Loan, (b) due to any failure of the Borrower to borrow on a date specified therefor in a Notice of Borrowing or Notice of Continuation/Conversion or (c) due to any payment, prepayment or conversion of any Eurodollar Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender's sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the Eurodollar Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Agent and shall be conclusively presumed to be correct save for manifest error.

          (a) If, after the date hereof, the adoption of any applicable law, rule, or regulation, or any change in any applicable law, rule, or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its Applicable Lending Office) with any request or directive (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency:

               (i) shall subject such Lender (or its Applicable Lending Office) to any tax, duty, or other charge with respect to any Eurodollar Loans, Letter of Credit or Application, its Note, or its obligation to make Eurodollar Loans, or change the basis of taxation of any amounts payable to such Lender (or its Applicable Lending Office) under this Agreement or its Note in respect of any Eurodollar Loans (other than taxes imposed on the overall net income of such Lender by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office);

               (ii) shall impose, modify, or deem applicable any reserve, special deposit, assessment or similar requirement (other than the Reserve Requirement utilized in the determination of the Adjusted Eurodollar Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (or its Applicable Lending Office), including the Commitment of such Lender hereunder; or

               (iii) shall impose on such Lender (or its Applicable Lending Office) or on the United States market for certificates of deposit or the London interbank market any other condition affecting this Agreement or its Note or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender (or its Applicable Lending Office) of making, Converting into, Continuing, or maintaining any Eurodollar Loans or Letter of Credit or Application or to reduce any sum received or receivable by such Lender (or its Applicable Lending Office) under this Agreement or its Note with respect to any Eurodollar Loans, then the Borrower shall pay to such Lender on demand such amount or amounts as will compensate such Lender for such increased cost or reduction. If any Lender requests compensation by the Borrower under this Section 3.8, the Borrower may, by notice to such Lender (with a copy to the Agent), suspend the obligation of such Lender to make or Continue Eurodollar Loans or to Convert Base Rate Loans into Eurodollar Loans until the event or condition giving rise to such request ceases to be in effect (in which case the provisions of Section 3.11 shall be applicable); provided, that such suspension shall not affect the right of such Lender to receive the compensation so requested.

     (b) If, after the date hereof, any Lender shall have reasonably determined that the adoption of any applicable law, rule, or regulation regarding capital adequacy or any change therein or in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, request, or directive (taking into consideration its policies with respect to capital adequacy), then from time to time upon demand the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction.

     (c) Each Lender shall promptly notify the Borrower and the Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Lender, be otherwise disadvantageous to it. Any Lender claiming compensation under this Section shall furnish to the Borrower and the Agent a statement setting forth the additional amount or amounts to be paid to it hereunder which shall be conclusive in the absence of manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods.

     (d) Amounts payable under this Section 3.8 shall be without duplication of amounts payable under Sections 3.7 and 3.12.

     SECTION 3.9 Limitation on Types of Loans. If on or prior to the first day of any Interest Period for any Eurodollar Loan:

          (a) the Agent reasonably determines (which determination shall be conclusive) that by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period; or

          (b) the Required Lenders determine (which determination shall be conclusive) and notify the Agent that the Adjusted Eurodollar Rate will not adequately and fairly reflect the cost to the Lenders of funding Eurodollar Loans for such Interest Period;

then the Agent shall give the Borrower prompt notice thereof specifying the relevant Eurodollar Loans and the relevant amounts or periods, and so long as such condition remains in effect, the Lenders shall be under no obligation to make additional Eurodollar Loans, Continue Eurodollar Loans or to Convert Base Rate Loans into Eurodollar Loans and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans either prepay such Loans or Convert such Loans into Base Rate Loans in accordance with the terms of this Agreement.

     SECTION 3.10 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to make, maintain, or fund Eurodollar Loans hereunder, then such Lender shall promptly notify the Borrower thereof and such Lender's obligation to make or Continue Eurodollar Loans and to Convert Base Rate Loans into Eurodollar Loans shall be suspended until such time as such Lender may again make, maintain, and fund Eurodollar Loans (in which case the provisions of Section 3.11 shall be applicable).

     SECTION 3.11 Treatment of Affected Loans. If the obligation of any Lender to make Eurodollar Loans or to Continue, or to Convert Base Rate Loans into, Eurodollar Loans shall be suspended pursuant to Section 3.9 or 3.10 hereof, unless and until such Lender gives notice as provided below that the circumstances specified in Section 3.9 or 3.10 hereof no longer exist:

          (a) to the extent that such Lender's Eurodollar Loans have been so Converted into Base Rate Loans, all payments and prepayments of principal that would otherwise be applied to the Eurodollar Loans shall be applied instead to its Base Rate Loans; and

          (b) all Loans that would otherwise be made or Continued by such Lender as Eurodollar Loans shall be made or Continued instead as Base Rate Loans, and all Loans of such Lender that would otherwise be Converted into Eurodollar Loans shall instead remain as Base Rate Loans.

If such Lender gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 3.9 or 3.10 hereof no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist), such Lender's Base Rate Loans may be Converted to Eurodollar Loans.

     SECTION 3.12 Compensation. Upon the request of any Lender, the Borrower shall pay to such Lender such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost, or expense (including loss of anticipated profits) incurred by it as a result of:

                     (a) any payment, prepayment, or Conversion of a Eurodollar Loan for any reason (including, without limitation, the acceleration of the Loans pursuant to Section 10.2) on a date other than the last day of the Interest Period for such Loan; or

                     (b) any failure by the Borrower for any reason (including, without limitation, the failure of any condition precedent specified in Article IV to be satisfied) to borrow, Convert, Continue, or prepay a Eurodollar Loan on the date for such borrowing, Conversion, Continuation, or prepayment specified in the relevant Notice of Borrowing, prepayment, Continuation, or Conversion under this Agreement.

Amounts payable under this Section 3.12 shall be without duplication of amounts payable under Sections 3.7 or 3.8.

     SECTION 3.13 Taxes.

     (a) Any and all payments by the Borrower to or for the account of any Lender or the Agent hereunder or under any other Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender (or its Applicable Lending Office) or the Agent (as the case may be) is organized or any political subdivision thereof (all such non-excluded taxes, duties, levies, imposts, deductions, charges, withholdings, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable under this Agreement or any other Loan Document to any Lender or the Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.13) such Lender or the Agent receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law, and (iv) the Borrower shall furnish to the Agent, at its address referred to in Section 12.1, the original or a certified copy of a receipt evidencing payment thereof.

     (b) In addition, the Borrower agrees to pay any and all present or future stamp or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under this Agreement or any other Loan Document or from the execution or delivery of, or otherwise with respect to, this Agreement or any other Loan Document (hereinafter referred to as "Other Taxes").

     (c) The Borrower agrees to indemnify each Lender and the Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 3.13) paid by such Lender or the Agent (as the case may be) and any liability (including penalties, interest, and expenses) arising therefrom or with respect thereto.

     (d) Each Lender organized under the laws of a jurisdiction outside the United States, on or prior to the date of its execution and delivery of this Agreement in the case of each Lender listed on the signature pages hereof and on or prior to the date on which it becomes a Lender in the case of each other Lender, and from time to time thereafter if requested in writing by the Borrower or the Agent (but only so long as such Lender remains lawfully able to do so), shall provide the Borrower and the Agent with (i) Internal Revenue Service Form 1001 or 4224, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Lender is entitled to benefits under an income tax treaty to which the United States is a party which reduces the rate of withholding tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States, (ii) Internal Revenue Service Form W-8 or W-9, as appropriate, or any successor form prescribed by the Internal Revenue Service, and (iii) any other form or certificate required by any taxing authority (including any certificate required by Sections 871(h) and 881(c) of the Internal Revenue Code), certifying that such Lender is entitled to an exemption from or a reduced rate of tax on payments pursuant to this Agreement or any of the other Loan Documents.

     (e) For any period with respect to which a Lender has failed to provide the Borrower and the Agent with the appropriate form pursuant to Section 3.13(d) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under Section 3.13(a) or 3.13(b) with respect to Taxes imposed by the United States; provided, that should a Lender, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

     (f) If the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to this Section 3.13, then such Lender will agree to use reasonable efforts to change the jurisdiction of its Applicable Lending Office so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the judgment of such Lender, is not otherwise disadvantageous to such Lender.

     (g) Within thirty (30) days after the date of any payment of Taxes, the Borrower shall furnish to the Agent the original or a certified copy of a receipt evidencing such payment.

     (h) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 3.13 shall survive the termination of the Commitments and the payment in full of the Notes.

     SECTION 3.14 Replacement of Lenders. If deposits in eurodollars shall not be available to any Lender, or it shall be unlawful or impossible for any Lender to make or maintain any Eurodollar Loan or the cost to any Lender of making or maintaining Eurodollar Loans is increased by reason of any circumstance specified in Section 3.8(a) and (b) or if any Lender asserts the right to indemnity under Section 3.13 or the Borrower is required to pay additional amounts to or for the account of any Lender pursuant to Section 3.13, or with respect to any Defaulting Lender, the Borrower shall have the right, if no Default exists or will exist immediately after giving effect to the respective replacement, to replace such affected Lender or Defaulting Lender (the "Replaced Lender"), upon ten (10) days' written notice to the Agent, with one or more other Eligible Assignee or Assignees (collectively, the "Replacement Lender"); provided, that no assignment shall be required if the consummation of such assignment conflicts with any Applicable Law. Neither the Agent nor any Lender shall be obligated to assist the Borrower in identifying any Eligible Assignees that are willing to become a Replacement Lender. At the time of any replacement pursuant to this Section 3.14, the Replacement Lender shall enter into an Assignment and Acceptance (with all fees payable pursuant to Section 12.10 to be paid by the Replacement Lender) pursuant to which the Replacement Lender shall acquire all of the Commitment and outstanding Extensions of Credit of the Replaced Lender and in connection therewith, shall pay on the effective date of the corresponding Assignment and Acceptance to the Replaced Lender an amount equal to the sum of (i) the principal of, and all accrued interest on, all outstanding Loans of the Replaced Lender and (ii) all accrued but unpaid fees owing to the Replaced Lender pursuant to Section 3.3 and (iii) all other obligations of the Borrower owing to the Replaced Lender. Upon the execution of such Assignment and Acceptance, the payment of amounts referred to in clauses
(i), (ii) and (iii) above and delivery to the Replacement Lender of a new Note executed by the Borrower, the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to the indemnification provisions under this Agreement, which shall survive as to such Replaced Lender and in the case of a replacement of a Replaced Lender with an existing Lender, the Commitment Percentage of such Lender shall be automatically adjusted at such time to give effect to such replacement.



                                   ARTICLE IV

                  CLOSING; CONDITIONS OF CLOSING AND BORROWING

     SECTION 4.1 Closing. The closing shall take place at the offices of Kennedy Covington Lobdell & Hickman, L.L.P., 100 North Tryon Street, Suite 4200, Charlotte, North Carolina 28202 at 10:00 a.m. on July 28, 1997.

     SECTION 4.2 Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loan or issue the Letters of Credit is subject to the satisfaction of each of the following conditions:

          (a) Executed Loan Documents. This Agreement, the Notes and the Guaranty Agreement shall have been duly authorized, executed and delivered to the Agent by the parties thereto, shall be in full force and effect and no default shall exist thereunder, and the Borrower shall have delivered original counterparts thereof to the Agent.

          (b) Closing Certificates; etc.

               (i) Officer's Certificate of the Borrower. The Agent shall have received a certificate from the chief executive officer or chief financial officer of the Borrower, in form and substance satisfactory to the Agent, to the effect that, to the best of his or her knowledge: all representations and warranties of the Borrower and its Subsidiaries contained in this Agreement and the other Loan Documents are true, correct and complete; the Borrower and its Subsidiaries are not in violation of any of the covenants contained in this Agreement and the other Loan Documents; and after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing.

               (ii) Certificate of Secretary of the Borrower and the Guarantors. The Agent shall have received a certificate of the secretary or assistant secretary of the Borrower and each Guarantor certifying that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Person authorizing the borrowings contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party; and as to the incumbency and genuineness of the signature of each officer of such Person executing Loan Documents to which it is a party. The certificate to be delivered on behalf of the Borrower shall also certify that attached thereto is a true and complete copy of the articles of incorporation (or other applicable organizational document) of the Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation, together with a true and complete copy of the bylaws (or other applicable document) of the Borrower as in effect on the date of such certification.

               (iii) Certificates of Good Standing. The Agent shall have received long-form certificates as of a recent date of the good standing of the Borrower and each of the Guarantors as are reasonably requested by the Agent.

               (iv) Opinions of Counsel. The Agent shall have received favorable opinions of counsel to the Borrower addressed to the Agent and the Lenders with respect to the Borrower and the Guarantors, the Loan Documents and such other matters as the Lenders shall request.

               (v) Payoff Letter. The Agent shall have received a payoff letter in form and substance satisfactory to the Agent from First Union National Bank.

               (vi) Tax Forms. The Agent shall have received copies of the United States Internal Revenue Service forms required by Section 3.13(e) hereof.

               (vii) Borrowing Base Certificate. The Agent shall have received a Borrowing Base Certificate properly completed and executed by the Borrower.

               (c) Consents; Defaults.

               (i) Governmental and Third Party Approvals. All necessary approvals, authorizations and consents, if any be required, of any Person and of all Governmental Authorities and courts having jurisdiction with respect to the transactions contemplated by this Agreement and the other Loan Documents shall have been obtained.

               (ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Agent's discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement and such other Loan Documents.

               (iii) No Event of Default. No Default or Event of Default shall have occurred and be continuing.

               (d) Financial Matters.

               (i) Financial Statements. The Agent shall have received the most recent audited Consolidated financial statements of the Borrower and its Subsidiaries, all in form and substance satisfactory to the Agent and prepared in accordance with GAAP. Without limitation of the foregoing, the Agent and each Lender shall have received audited financial statements for the Fiscal Year ended September 30, 1996, and unaudited financial statements for the six month period ending March 31, 1997.

               (ii) Financial Condition Certificate. The Borrower shall have delivered to the Agent a certificate, in form and substance satisfactory to the Agent, and certified as accurate to the best of his knowledge by the chief executive officer or chief financial officer of the Borrower, that the Borrower and each of its Wholly-Owned Subsidiaries are Solvent and evidencing compliance by the Borrower on a pro forma basis with the covenants contained in Articles VIII and IX hereof.

               (iii) Payment at Closing; Fee Letters. All legal fees and expenses of Agent's counsel, which shall not exceed $17,500, shall have been paid. The Agent shall have received duly authorized and executed copies of the fee letter agreement referred to in Section 3.3(b).

          (e) Miscellaneous.

               (i) Notice of Borrowing. The Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.2(a), and written notice specifying the account or accounts to which the proceeds of any Loans made after the Closing Date are to be disbursed.

               (ii) Proceedings and Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Lenders. The Lenders shall have received copies of all other instruments and other evidence as the Lenders may reasonably request, in form and substance satisfactory to the Lenders, with respect to the transactions contemplated by this Agreement and the taking of all actions in connection therewith.

               (iii) Due Diligence and Other Documents. The Borrower shall have delivered to the Agent such other documents, certificates and opinions as the Agent reasonably requests, including without limitation copies of each document evidencing or governing the Subordinated Debt, certified by a secretary or assistant secretary of the Borrower as a true and correct copy thereof.

     SECTION 4.3 Conditions to All Loans. The obligation of the Lenders to make any Loan or of the Issuing Lender to issue any Letter of Credit is subject to the satisfaction of the following conditions precedent on the relevant borrowing date, as applicable:

          (a) Continuation of Representations and Warranties. The representations and warranties made by the Borrower contained in Article V shall be true and correct in all material respects as of the date made; provided, however, that the Borrower shall notify the Agent (and the Agent shall notify each Lender) of any material adverse change in the representations and warranties made in this Agreement at the time of or prior to any future Extension of Credit, such notice to be given promptly following such material adverse change. Absent any such notice from the Borrower, each Notice of Borrowing shall be deemed a certification of the foregoing representations and warranties, after giving effect to any notices of material subsequent changes, both before and after giving effect to the requested Extension of Credit.

          (b) No Existing Default. No Default or Event of Default shall have occurred and be continuing hereunder (i) on the borrowing date with respect to such Loan or after giving effect to the Loans to be made on such date or
     (ii) on the issue date with respect to any Letter of Credit or after giving effect to such Letter of Credit on such date.

          (c) Officer's Compliance Certificate. The Agent shall have received the current Officer's Compliance Certificate.

                                    ARTICLE V

                 REPRESENTATIONS AND WARRANTIES OF THE BORROWER

     SECTION 5.1 Representations and Warranties. To induce the Agent to enter into this

Agreement and the Lenders to make the Loans or issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Agent and Lenders that:

     (a) Organization; Power; Qualification. Each of the Borrower and its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, (ii) has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and (iii) is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except, in each case where the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

     (b) Ownership. Each Subsidiary of the Borrower is listed on Schedule 5.1(b). All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable. There are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of capital stock of the Borrower or its Subsidiaries, except those granted in the ordinary course of business.

     (c) Authorization of Agreement, Loan Documents and Borrowing. Each of the Borrower and its Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the Borrower and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the Borrower or its Subsidiary party thereto, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors' rights in general and the availability of equitable remedies.

     (d) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the Borrower and its Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the borrowings hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) to the best knowledge of the Borrower, require any Governmental Approval or violate any Applicable Law relating to the Borrower or any of its Subsidiaries; (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the Borrower or any of its Subsidiaries or any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or, to the best knowledge of the Borrower, any Governmental Approval relating to such Person; or (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents.

     (e) Compliance with Law; Governmental Approvals. Each of the Borrower and its Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, and (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties, except in each case where failure to have or comply with such Governmental Approval could not reasonably be expected to result in a Material Adverse Effect.

     (f) Tax Returns and Payments. To the best of its knowledge, each of the Borrower and its Subsidiaries has duly filed or caused to be filed all federal, state, local and other tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, local and other taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable. No Governmental Authority has asserted any Lien or other claim against the Borrower or Subsidiary thereof with respect to unpaid taxes which has not been discharged or resolved. The charges, accruals and reserves on the books of the Borrower and any of its Subsidiaries in respect of federal, state, local and other taxes for all Fiscal Years and portions thereof since the organization of the Borrower and any of its Subsidiaries are in the judgment of the Borrower adequate, and the Borrower does not anticipate any additional taxes or assessments for any of such years.

     (g) Intellectual Property Matters. Each of the Borrower and its Subsidiaries owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business, except where failure to own or possess such rights could not reasonably be expected to result in a Material Adverse Effect. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither the Borrower nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, except where the existence of such event or liability could not reasonably be expected to result in a Material Adverse Effect.

     (h) Environmental Matters.

          (i) The properties of the Borrower and its Subsidiaries do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of, or (B) could give rise to liability under, applicable Environmental Laws;

          (ii) Such properties of the Borrower and its Subsidiaries and all operations conducted in connection therewith while owned by the Borrower and its Subsidiaries are in compliance, and have been in compliance, with all applicable Environmental Laws, except where failure to so comply could not reasonably be expected to result in a Material Adverse Effect, and to the best of the Borrower's knowledge there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof;

          (iii) Neither the Borrower nor any Subsidiary thereof has received any notice of violation, alleged violation, noncompliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of their properties or the operations conducted in connection therewith, nor does the Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened;

          (iv) Hazardous Materials have not been transported or disposed of from the properties of the Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of any applicable Environmental Laws;

          (v) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrower, threatened, under any Environmental Law to which the Borrower or any Subsidiary thereof is or will be named as a party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to such properties or such operations; and

          (vi) There has been no release by Borrower or any of its Subsidiaries, or to the best of the Borrower's knowledge, the threat of release, of Hazardous Materials at or from such properties, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws.

     (i) ERISA.

          (i) Neither the Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 5.1(i);

          (ii) the Borrower and each ERISA Affiliate is in compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where failure to comply could not reasonably be expected to result in a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the

     Code, except where the failure to so qualify or so determine could not reasonably be expected to result in a Material Adverse Effect. No liability has been incurred by the Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan, except where the existence of such liability could not reasonably be expected to result in a Material Adverse Effect;

          (iii) No Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

          (iv) Neither the Borrower nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or
     Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code;

          (v) No Termination Event has occurred or is reasonably expected to occur; and

          (vi) No proceeding, claim, lawsuit and/or investigation is existing or, to the best knowledge of the Borrower after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3 (1) of ERISA) currently maintained or contributed to by the Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

          (j) Margin Stock. Neither the Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin stock" (as each such term is defined or used in Regulations G and U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation G, T, U or X of such Board of Governors.

          (k) Government Regulation. Neither the Borrower nor any Subsidiary thereof is an "investment company" or a company "controlled" by an "investment company" (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the Borrower nor any Subsidiary thereof is, or after giving effect to any Loan will be, subject to regulation under the Public Utility Holding Company Act of 1935 or the Interstate Commerce Act, each as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

          (l) Material Contracts. Each Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof.

          (m) Employee Relations. Each of the Borrower and its Subsidiaries has a stable work force in place and is not party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees. The Borrower knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries.

          (n) Financial Statements. The (i) Consolidated balance sheets of the Borrower and its Subsidiaries as of September 30, 1996 and the related statements of income and retained earnings and cash flows for the Fiscal Years then ended and (ii) unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of March 31, 1997 and related unaudited interim statements of revenue and retained earnings, copies of which have been furnished to the Agent and each Lender, are complete and correct and fairly present, in all material respects, the assets, liabilities and financial position of the Borrower and its Subsidiaries taken as a whole as at such dates, and the results of the operations and changes of financial position for the periods then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. The Borrower and its Subsidiaries have no Debt or obligation which is not fairly reflected in the foregoing financial statements or in the notes thereto, to the extent required by GAAP.

          (o) No Material Adverse Change. Since September 30, 1996, there has been no material adverse change in the properties, business, operations or condition (financial or otherwise) of the Borrower and its Subsidiaries and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

          (p) Solvency. As of the Closing Date and after giving effect to each Loan made hereunder, the Borrower and each of its Subsidiaries will be Solvent.

          (q) Titles to Properties. Each of the Borrower and its Subsidiaries has such title to the real property owned by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the Borrower and its Subsidiaries delivered pursuant to Section 5.1(o), except those which have been disposed of by the Borrower or its Subsidiaries subsequent to such date which dispositions have been in the ordinary course of business or as otherwise expressly permitted hereunder, and except where the failure to have such title could not reasonably be expected to result in a Material Adverse Effect.

          (r) Liens. None of the properties and assets of the Borrower or any Subsidiary thereof is subject to any Lien, except Liens permitted pursuant to Section 9.3, except where the existence of such a Lien could not reasonably be expected to result in a Material Adverse Effect. No financing statement under the Uniform Commercial Code of any state which names the Borrower or any Subsidiary thereof or any of their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction and neither the Borrower nor any Subsidiary thereof has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Liens permitted by Section 9.3 hereof.

          (s) Debt and Contingent Obligations. Schedule 5.1(s) is a complete and correct listing of all Debt and Contingent Obligations of the Borrower and its Subsidiaries in excess of $500,000. The Borrower and its Subsidiaries have performed and are in material compliance with all of the terms of such Debt and Contingent Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the Borrower or its Subsidiaries exists with respect to any such Debt or Contingent Obligation.

          (t) Litigation. Except as set forth on Schedule 5.1(t), there are no actions, suits or proceedings pending nor, to the knowledge of the Borrower, threatened against or in any other way relating adversely to or affecting the Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority, except where such an action, suit or proceeding, if adversely determined, could reasonably be expected to result in a Material Adverse Effect.

          (u) Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a material default or event of default by the Borrower or any Subsidiary thereof under any Material Contract or judgment, decree or order to which the Borrower or its Subsidiaries is a party or by which the Borrower or its Subsidiaries or any of their respective properties may be bound or which would require the Borrower or its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.

          (v) Accuracy and Completeness of Information. All written information, reports and other papers and data produced by or on behalf of the Borrower or any Subsidiary thereof and furnished to the Lenders were, at the time the same were so furnished, complete and correct in all material respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter. No document furnished or written statement made to the Agent or the Lenders by the Borrower or any Subsidiary thereof in connection with the negotiation, preparation or execution of this Agreement or any of the Loan Documents contains or will contain any untrue statement of a fact material to the creditworthiness of the Borrower or its Subsidiaries or omits or will omit to state a fact necessary in order to make the statements contained therein not materially misleading.

     The Borrower is not aware of any facts which it has not disclosed in writing to the Agent having a Material Adverse Effect.

     SECTION 5.2 Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article V and all representations and warranties contained in any certificate, or any of the Loan Documents (including but not limited to any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date, shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

                                   ARTICLE VI

                        FINANCIAL INFORMATION AND NOTICES

     Until all the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 12.11 hereof, the Borrower will furnish or cause to be furnished to the Agent at the Agent's Office at the address set forth in Section 12.1 hereof, or such other office as may be designated by the Agent from time to time:

     SECTION 6.1 Financial Statements and Projections.

     (a) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days after the end of each fiscal quarter, an unaudited Consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, all in reasonable detail setting forth in comparative form the corresponding figures for the preceding Fiscal Year and prepared by the Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified, to the best of his knowledge, by the chief financial officer of the Borrower to present fairly in all material respects the financial condition of the Borrower and its Subsidiaries as of their respective dates and the results of operations of the Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments. (Delivery by the Borrower to each Lender of the Borrower's quarterly report on Form 10Q with respect to any fiscal quarter within forty-five (45) days after the end of such fiscal quarter shall be deemed to be compliance by the Borrower with this
Section 6.1(a).)

     (b) Annual Financial Statements. As soon as practicable and in any event within one hundred twenty (120) days after the end of each Fiscal Year, commencing with Fiscal Year ending September 30, 1997, an audited consolidated balance sheet of the Borrower and its Subsidiaries as of the close of such Fiscal Year and audited consolidated statements of income and expenses, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail and prepared in accordance with GAAP and accompanied by a report thereon prepared by Ernst & Young LLP, or another independent certified public accounting firm reasonably acceptable to the Agent that such financial statements not qualified with respect to scope limitations imposed by the Borrower and its Subsidiaries or with respect to accounting principles followed by the Borrower and its Subsidiaries not in accordance with GAAP. (Delivery by the Borrower to each Lender of the Borrower's annual report on Form 10K with respect to any fiscal year within one hundred twenty (120) days after the end of each such fiscal year shall be deemed to be compliance by the Borrower with this Section 6.1(b).)

     SECTION 6.2 Officer's Compliance Certificate. At each time financial statements are delivered pursuant to Sections 6.1(a) or (b) and at such other times as the Agent shall reasonably request, a certificate of the chief financial officer or the treasurer of the Borrower in the form of Exhibit E attached hereto (an "Officer's Compliance Certificate").

     SECTION 6.3 Accountants' Certificate. At each time financial statements are delivered pursuant to Section 6.1(b), a certificate of the independent public accountants certifying such financial statements addressed to the Agent for the benefit of the Lenders stating that in making the examination necessary for the certification of such financial statements, they obtained no knowledge of any Default or Event of Default that has occurred and is continuing as a result of non-compliance with the financial covenants contained in Article VIII hereof or, if such is not the case, specifying such Default or Event of Default and its nature and period of existence.

     SECTION 6.4 Other Reports.

     (a) A Borrowing Base Certificate in the form of Exhibit G attached hereto (a "Borrowing Base Certificate"). Such Borrowing Base Certificate shall be provided, during any period when the aggregate principal amount outstanding hereunder is (i) less than or equal to $7,500,000, as soon as practicable and in any event within thirty (30) days after the end of each quarter, or (ii) greater than $7,500,000, as soon as practicable and in any event within thirty (30) days after the end of each calendar month.

     (b) As soon as practicable, and in any event (i) within forty-five (45) days after the end of each quarter, the most recent 10Q report as filed with the Securities and Exchange Commission ("SEC") and (ii) within one hundred and twenty (120) days after the end of each Fiscal Year, the most recent 10K report as filed with the SEC.

     (c) Such other information regarding the operations, business affairs and financial condition of the Borrower or any of its Subsidiaries as the Agent or any Lender may reasonably request.

     (d) The form of monthly, quarterly and annual financial statements previously furnished by Parent to Agent are acceptable to Agent.

     SECTION 6.5 Notice of Litigation and Other Matters. Prompt (but in no event later than ten (10) days after an officer of the Borrower obtains knowledge thereof telephonic and written notice of:

     (a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses, except where such proceedings and investigations, if adversely determined, could not reasonably be expected to have a Material Adverse Effect;

     (b) any written notice of any violation received by the Borrower or any Subsidiary thereof from any Governmental Authority including, without limitation, any written notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;

     (c) any labor controversy that has resulted in, or threatens to result in, a strike or other work action against the Borrower or any Subsidiary thereof which could reasonably be expected to result in a Material Adverse Effect;

     (d) any attachment, judgment, lien or levy exceeding $500,000 is assessed against or threatened in writing against the Borrower or any Subsidiary thereof;

     (e) any Default or Event of Default, or any material event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the Borrower or any of its Subsidiaries is a party or by which the Borrower or any Subsidiary thereof or any of their respective properties may be bound;

     (f) (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the Borrower or any ERISA Affiliate of the PBGC's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by the Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrower obtaining knowledge or reason to know that the Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA; and

     (g) any event which makes any of the representations set forth in Section
5.1 inaccurate in any material respect.

     SECTION 6.6 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrower to the Agent or any Lender (other than financial forecasts) whether pursuant to this Article VI or any other provision of this Agreement, or any of the Guaranty Agreements, shall be, at the time the same is so furnished, complete and correct in all material respects to the extent necessary to give the Agent or any Lender complete, true and accurate knowledge of the subject matter based on the Borrower's knowledge thereof.

                                   ARTICLE VII

                              AFFIRMATIVE COVENANTS

     Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 12.11, the Borrower will, and will cause each of its Subsidiaries to:

     SECTION 7.1 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 9.5, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the failure to so qualify would have a Material Adverse Effect.

     SECTION 7.2 Maintenance of Property. Protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names and trademarks; maintain in good working order and condition all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all renewals, replacements and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except in each case where failure to do so could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 7.3 Insurance. Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law, and on the Closing Date and from time to time thereafter deliver to the Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

     SECTION 7.4 Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in material compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

     SECTION 7.5 Payment and Performance of Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the Borrower or such Subsidiary may contest any item described in this Section 7.5 in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

     SECTION 7.6 Compliance With Laws and Approvals. Observe and remain in compliance with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business, except where failure to so observe or comply could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 7.7 Environmental Laws. In addition to and without limiting the generality of Section 7.6, (a) comply with, and ensure such compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, (b) obtain, comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, in each case where the failure to so obtain or comply with could reasonably be expected to have a Material Adverse Effect upon the Borrower and its Subsidiaries, (c) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, (d) promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, where the failure to so could reasonably be expected to have a Material Adverse Effect upon the Borrower and its Subsidiaries, and (e) defend, indemnify and hold harmless the Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the Borrower or such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney's and consultant's fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

     SECTION 7.8 Compliance with ERISA. In addition to and without limiting the generality of Section 7.6, (a) comply with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans where the failure to so comply could reasonably be expected to have a Material Adverse Effect upon the Borrower and its Subsidiaries, (b) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (c) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code, (d) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (e) furnish to the Agent upon the Agent's request such additional information about any Employee Benefit Plan as may be reasonably requested by the Agent.

     SECTION 7.9 Compliance With Agreements. Comply in all respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract, except where the failure to so comply could not reasonably be expected to result in a Material Adverse Effect; provided, that the Borrower or such Subsidiary may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

     SECTION 7.10 Conduct of Business. Engage only in businesses in substantially the same fields as the businesses conducted on the Closing Date and in lines of business reasonably related thereto.

     SECTION 7.11 Visits and Inspections. Permit representatives of the Agent or any Lender, from time to time and upon reasonable notice, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects.

     SECTION 7.12 Additional Subsidiaries. The Borrower will within fifteen (15) Business Days of the capitalization of any newly formed or acquired Wholly-Owned Subsidiary execute and deliver or cause to be executed and delivered by such newly formed or acquired Wholly-Owned Subsidiary to the Agent (i) a Guaranty Agreement supplement, (ii) the closing documents and certificates required to be delivered by each Guarantor on the Closing Date pursuant to Sections 4.2(b)(ii),
(iii) and (iv) and (iii) such other documents reasonably requested by the Agent in order that such Wholly-Owned Subsidiary shall become bound by all of the terms, covenants and agreements contained any Loan Document and applicable to any other Guarantor as if signatory thereto on the Closing Date.

     SECTION 7.13 Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Agent or any Lender may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Agent and the Lenders their respective rights under this Agreement, the Notes, the Letters of Credit and the other Loan Documents.



                                  ARTICLE VIII

                               FINANCIAL COVENANTS

     Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 12.11 hereof, the Borrower and its Subsidiaries on a Consolidated basis will not:

     SECTION 8.1 Current Ratio. As of the end of any quarter, permit the ratio of its (a) Current Assets to (b) Current Liabilities to be less than 1.35 to 1.00.

     SECTION 8.2 Debt to Capitalization Ratio. As of the end of any quarter, permit the ratio of its (a) Modified Consolidated Funded Senior Debt to (b) Total Capitalization to exceed .65 to 1.00.

     SECTION 8.3 Leverage Ratio. As of the end of any quarter, permit the Leverage Ratio to exceed 3.50 to 1.0.

     SECTION 8.4 Fixed Charge Ratio. As of the end of any quarter, permit the ratio of (a) EBITDA plus Lease Expense for the period of four consecutive quarters ending on such quarter-end date to (b) the sum of (x) for such four-quarter period (A) Interest Expense, (B) Lease Expense and (C) Replacement Capital Expenditures plus (y) as of such quarter end, current maturities of long-term Debt (excluding all balloon payments with respect to any loan to any Subsidiary of the Borrower, the proceeds of which are or have been used to construct a hospital facility (collectively, the "Hospital Loans")) and the current portion due under Capital Leases to be less than 1.35 to 1.0.

     SECTION 8.5 Consolidated Net Worth. As of the end of any quarter, permit Consolidated Tangible Net Worth to be less than the sum of (a) $50,000,000 plus
(b) fifty percent (50%) of cumulative Consolidated Net Income (if positive) after the Closing Date.



                                   ARTICLE IX

                               NEGATIVE COVENANTS

     Until all of the Obligations have been finally and indefeasibly paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 12.11 hereof, the Borrower will not:

     SECTION 9.1 Limitations on Debt. Create, incur, assume or suffer to exist any Debt except:

     (a) the Obligations;

     (b) Debt incurred in connection with a Hedging Agreement with a counterparty and upon terms and conditions reasonably satisfactory to the Agent;

     (c) Subordinated Debt;

     (d) Debt existing on the Closing Date and not otherwise permitted under this Section 9.1, as set forth on Schedule 5.1(s) and the renewal and refinancing (but not the increase) thereof;

     (e) Debt incurred in connection with Capital Leases and purchase money Debt incurred in connection with the purchase of equipment, provided that the aggregate amount of such Debt under this Section 9.1(e) shall not exceed an aggregate of $10,000,000, cumulatively; and

     (f) (i) Debt consisting of Contingent Obligations permitted by Section 9.2;
(ii) Debt secured by Liens permitted by Section 9.3(h); and (iii) Debt secured by Liens permitted by Section 9.3(i).

     SECTION 9.2 Limitations on Contingent Obligations. Create, incur, assume or suffer to exist, or permit any of its Subsidiaries to create, incur, assume or suffer to exist, any Contingent Obligations except Contingent Obligations in favor of the Agent for the benefit of the Agent and the Lenders except as set forth on Schedule 5.1(s).

     SECTION 9.3 Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including without limitation shares of capital stock or other ownership interests), real or personal, whether now owned or hereafter acquired, except:

          (a) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days) , if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

          (b) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings or which have been bonded off;

          (c) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers' compensation, unemployment insurance or similar legislation;

          (d) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property, which in the aggregate are not substantial in amount and which do not, in any case, detract from the value of such property or impair the use thereof in the ordinary conduct of business;

          (e) Liens not otherwise permitted by this Section 9.3 and in existence on the Closing Date and described on Schedule 9.3;

          (f) Liens securing Debt permitted under Section 9.1(e); provided, that
     (i) such Liens shall be created substantially simultaneously with the acquisition of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Debt, (iii) the amount of Debt secured thereby is not increased and (iv) the principal amount of Debt secured by any such Lien shall at no time exceed the original purchase price of such property at the time it was acquired;

               (g) Liens on the Accounts of any Subsidiary of the Borrower in favor of the Borrower securing Subordinated Debt owed to the Borrower by such Subsidiary;

               (h) Liens on the Accounts of the Subsidiaries of the Borrower as described on Schedule 9.3;

               (i) Liens securing Debt incurred to purchase Equipment to be leased by the Borrower to other Persons, provided that such Liens do not at any time encumber any property other than the property whose purchase is financed by such Debt and provided further that the aggregate principal amount of such Debt at any time outstanding shall not exceed $5,000,000; and

               (j) Liens not otherwise permitted under this Section 9.3, provided that the Debt secured thereby shall not exceed an aggregate of $10,000,000 outstanding at any time.

     SECTION 9.4 Limitations on Loans, Advances and Investments. Make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person, or enter into, directly or indirectly, any commitment in respect of the foregoing except for the following:

               (a) Loans and advances to Subsidiaries;

               (b) Loans to physician groups in an aggregate amount not to exceed $10,000,000; and

               (c) Investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within 120 days from the date of acquisition thereof, (ii) commercial paper maturing no more than 120 days from the date of creation thereof and currently having the highest rating obtainable from either S&P or Moody's, (iii) certificates of deposit maturing no more than 120 days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of "A" or better by a nationally recognized rating agency, or (iv) time deposits maturing no more than 30 days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder; and repurchase agreements issued by any Lender having a maturity of less than one year.

               SECTION 9.5 Limitations on Mergers and Liquidation. Merge, consolidate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or permit any Subsidiary to take any of such actions, except:

               (a) any Wholly-Owned Subsidiary of the Borrower may merge into the Borrower or with any other Wholly-Owned Subsidiary of the Borrower; and

          (b) any Wholly-Owned Subsidiary of the Borrower may wind-up into the Borrower or any other Wholly-Owned Subsidiary of the Borrower.

          (c) any other merger; provided, that the Borrower shall be the surviving entity and after giving effect to such merger no Default or Event of Default exists and is continuing.

     SECTION 9.6 Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired, or permit any Subsidiary to take any of such actions with respect to the property, business or assets of such Subsidiary, except:

          (a) the sale of inventory in the ordinary course of business;

          (b) the sale of obsolete assets no longer used or usable in the business of the Borrower or any of its Subsidiaries;

          (c) the transfer of assets to the Borrower or any Wholly-Owned Subsidiary of the Borrower pursuant to Section 9.5(b);

          (d) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

          (e) the lease of cardiac catheterization laboratories in the ordinary course of business; and

          (f) the sale of other assets, the fair market value of which shall not exceed $500,000 with respect to any transaction and $5,000,000 in the aggregate for all such transactions during the term of this Agreement.

     SECTION 9.7 Limitations on Dividends and Distributions. Declare or pay any dividends upon any of its capital stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its capital stock, or make any distribution of cash, property or assets among the holders of shares of its capital stock, or make any change in its capital structure that could reasonably be expected to have a Material Adverse Effect; provided, that the Borrower may pay dividends in shares of its own capital stock.

     SECTION 9.8 Prohibited Transactions. Except as disclosed on Schedule 9.8 attached hereto, directly or indirectly (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders, or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders, or other Affiliates, or subcontract any operations to any of its Affiliates, other than in the ordinary course of business, or (b) enter into, or be a party to, any transaction with any of its Affiliates, in each case other than in the ordinary course of business. (This Section shall also be applicable to each Subsidiary of the Borrower.)

     SECTION 9.9 Certain Accounting Changes. Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP or the Securities and Exchange Commission.

     SECTION 9.10 Amendments; Payments and Prepayments of Subordinated Debt. Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Debt in any manner adverse to any Lender, or cancel or forgive, make any voluntary or optional payment or prepayment on, or redeem or acquire for value (including without limitation by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due) any Subordinated Debt. (This Section shall also be applicable to each Subsidiary of the Borrower.)

     SECTION 9.11 Restrictive Agreements. Enter into any Debt which contains any negative pledge on assets or any covenants more restrictive than the provisions of Articles VIII and IX hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Debt. (This Section shall also be applicable to each Subsidiary of the Borrower.)

     SECTION 9.12 Subsidiaries. Create or acquire any new Subsidiary owned directly by the Borrower which is not a Wholly-Owned Subsidiary without the prior written consent of the Required Lenders; provided, that nothing herein shall prevent a Wholly-Owned Subsidiary from creating a Person and having the percentage ownership therein which such Wholly-Owned Subsidiary deems appropriate.

                                    ARTICLE X

                              DEFAULT AND REMEDIES

     SECTION 10.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

          (a) Default in Payment of Principal of Loans. The Borrower shall default in any payment of principal of any Loan or Note when and as due (whether at maturity, by reason of acceleration or otherwise) and such Default shall continue unremedied for two (2) Business Days.

          (b) Other Payment Default. The Borrower shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan, Note or the payment of any other Obligation, and such default shall continue unremedied for five (5) Business Days.

          (c) Misrepresentation. Any representation or warranty made or deemed to be made by the Borrower or any of its Subsidiaries under this Agreement, any Loan Document or any amendment hereto or thereto, shall at any time prove to have been incorrect or misleading in any material respect when made or deemed made.

          (d) Default in Performance of Certain Covenants. The Borrower shall default in the performance or observance of any covenant or agreement contained in Articles VIII or IX of this Agreement.

          (e) Default in Performance of Other Covenants and Conditions. The Borrower or any Subsidiary thereof shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section 10.1) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the Borrower by the Agent.

          (f) Hedging Agreement. Any termination payment shall be due by the Borrower under any Hedging Agreement and such amount is not paid within ten
     (10) Business Days of the due date thereof.

          (g) Debt Cross-Default. The Borrower or any of its Subsidiaries shall
     (i) default in the payment of any Debt (other than the Notes or any inter-company Debt), the aggregate outstanding amount of which Debt is in excess of $250,000, beyond the period of grace, if any, provided in the instrument or agreement under which such Debt was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Debt (other than the Notes) the aggregate outstanding amount of which Debt is in excess of $500,000 with respect to the Borrower and in excess of $250,000 with respect to any Subsidiary or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Debt (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Debt to become due prior to its stated maturity (any applicable grace period having expired).

          (h) Other Cross-Defaults. The Borrower or any of its Subsidiaries shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract and such default shall continue beyond the period of grace, if any, provided in such Material Contract unless, but only as long as, the existence of any such default is being contested by the Borrower or such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the Borrower or such Subsidiary to the extent required by GAAP.

          (i) Change in Control. Any person or group of persons (within the meaning of Section 13 (d) of the Securities Exchange Act of 1934, as amended) other than the existing management as of the Closing Date, shall as of the Closing Date obtain ownership or control in one or more series of transactions of more than fifty percent (50%) of the common stock or more than fifty percent (50%) of the voting power of the Borrower entitled to vote in the election of members of the board of directors of the Borrower (any such event, a "Change in Control").

          (j) Voluntary Bankruptcy Proceeding. The Borrower or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

          (k) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the Borrower or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the Borrower or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

          (l) Failure of Agreements. Any provision of this Agreement or of any other Loan Document shall for any reason cease to be valid and binding on the Borrower or any Guarantor or any such Person shall so state in writing.

          (m) Termination Event. The occurrence of any of the following events:
     (i) the Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, the Borrower or any ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency in excess of $250,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) the Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plan makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $250,000.

          (n) Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments entered against the Borrower by any court in any Fiscal Year to exceed $1,000,000 or against the Subsidiaries to exceed $500,000 and such judgments or orders shall continue without discharge or stay for a period of sixty (60) days.

     SECTION 10.2 Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Agent may, or upon the request of the Required Lenders, the Agent shall, by notice to the Borrower:

          (a) Acceleration; Termination of Facility. Declare the principal of and interest on the Loans and the Notes at the time outstanding, and all other amounts owed to the Lenders and to the Agent under this Agreement or any of the other Loan Documents (including, without limitation, all Letter of Credit Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrower to request borrowings or the issuance of Letters of Credit hereunder; provided, that upon the occurrence of an Event of Default specified in Section 10.1(j) or (k), the Credit Facility and the L/C Commitment shall be automatically terminated and all Obligations shall automatically become due and payable.

          (b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, require the Borrower at such time to deposit in a cash collateral account opened by the Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

          (c) Exercise of Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower's Obligations.

     SECTION 10.3 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the Loan Documents or that may now or hereafter exist in law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.



                                   ARTICLE XI

                                    THE AGENT

     SECTION 11.1 Appointment, Powers, and Immunities. Each Lender hereby irrevocably appoints and authorizes the Agent to act as its agent under this Agreement and the other Loan Documents with such powers and discretion as are specifically delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. The Agent (which term as used in this sentence and in Section 11.5 and the first sentence of Section 11.6 hereof shall include its affiliates and its own and its affiliates' officers, directors, employees, and agents): (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement and shall not be a trustee or fiduciary for any Lender; (b) shall not be responsible to the Lenders for any recital, statement, representation, or warranty (whether written or oral) made in or in connection with any Loan Document or any certificate or other document referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, genuineness, enforceability, or sufficiency of any Loan Document, or any other document referred to or provided for therein or for any failure by any Loan Party or any other Person to perform any of its obligations thereunder;
(c) shall not be responsible for or have any duty to ascertain, inquire into, or verify the performance or observance of any covenants or agreements by any Loan Party or the satisfaction of any condition or to inspect the property (including the books and records) of any Loan Party or any of its Subsidiaries or affiliates; (d) shall not be required to initiate or conduct any litigation or collection proceedings under any Loan Document; and (e) shall not be responsible for any action taken or omitted to be taken by it under or in connection with any Loan Document, except for its own gross negligence or willful misconduct. The Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.

SECTION 11.2 Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice, instrument, writing, or other communication (including, without limitation, any thereof by telephone or telecopy) believed by it to be genuine and correct and to have been signed, sent or made by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (including counsel for any Loan Party), independent accountants, and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the holder thereof for all purposes hereof unless and until the Agent receives and accepts an Assignment and Acceptance executed in accordance with
Section 12.10 hereof. As to any matters not expressly provided for by this Agreement, the Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding on all of the Lenders; provided, that the Agent shall not be required to take any action that exposes the Agent to personal liability or that is contrary to any Loan Document or applicable law or unless it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking any such action.

     SECTION 11.3 Defaults. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or Event of Default unless the Agent has received written notice from a Lender or the Borrower specifying such Default or Event of Default and stating that such notice is a "Notice of Default". In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default, the Agent shall give prompt notice thereof to the Lenders. The Agent shall (subject to Section 11.2 hereof) take such action with respect to such Default or Event of Default as shall reasonably be directed by the Required Lenders, provided that, unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Lenders.

     SECTION 11.4 Rights as Lender. With respect to its Commitment and the Loans made by it, NationsBank (and any successor acting as Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Agent, and the term "Lender" or "Lenders" shall, unless the context otherwise indicates, include the Agent in its individual capacity. NationsBank (and any successor acting as Agent) and its affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in, provide services to, and generally engage in any kind of lending, trust, or other business with any Loan Party or any of its Subsidiaries or affiliates as if it were not acting as Agent, and NationsBank (and any successor acting as Agent) and its affiliates may accept fees and other consideration from any Loan Party or any of its Subsidiaries or affiliates for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.

     SECTION 11.5 Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed under Section 3.7 hereof, but without limiting the obligations of the Borrower under such Section) ratably in accordance with their respective Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys' fees), or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Agent (including by any Lender) in any way relating to or arising out of any Loan Document or the transactions contemplated thereby or any action taken or omitted by the Agent under any Loan Document; provided, that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Person to be indemnified. Without limitation of the foregoing, each Lender agrees to reimburse the Agent promptly upon demand for its ratable share of any costs or expenses payable by the Borrower under Section 12.2, to the extent that the Agent is not promptly reimbursed for such costs and expenses by the Borrower. The agreements contained in this Section shall survive payment in full of the Loans and all other amounts payable under this Agreement.

     SECTION 11.6 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has, independently and without reliance on the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Loan Parties and their Subsidiaries and decision to issue or participate in Letters of Credit hereunder and enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under the Loan Documents. Except for notices, reports, and other documents and information expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition, or business of any Loan Party or any of its Subsidiaries or affiliates that may come into the possession of the Agent or any of its affiliates.

     SECTION 11.7 Resignation of Agent. Agent may resign at any time by giving prior written notice thereof to Lenders and Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Agent, which successor Agent shall, so long as no Default shall have occurred, be subject to the approval of MedCath, which approval shall not be unreasonably withheld. If no successor Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of Lenders, appoint a successor Agent which shall be an Eligible Assignee having total assets of at least $25,000,000,000. Upon the acceptance of any appointment as Agent under this Agreement by a successor, such successor shall thereupon succeed to and become vested with all the rights, powers, discretion, privileges, and duties of the retiring Agent upon written notice thereof to Borrower, and the retiring Agent shall be discharged from its duties and obligations under this Agreement excepting with respect to its willful misconduct or gross negligence occurring prior to its discharge. After any retiring Agent's resignation under this Agreement as Agent, the provisions of this Article 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.



                                   ARTICLE XII

                                  MISCELLANEOUS

     SECTION 12.1 Notices.

     (a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing, or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third Business Day following the date sent by certified mail, return receipt requested.

     (b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrower:          MedCath Incorporated
                             7621 Little Avenue
                             Charlotte, North Carolina  28226
                             Attention:  Richard J. Post
                             Telephone No.:      (704) 541-3228
                             Telecopy No.:       (704) 541-2615

If to Guarantors:            c/o MedCath Incorporated
                             at above address

With copies to:              AHH Management, Inc.
                             7621 Little Avenue
                             Charlotte, North Carolina  28266
                             Attention:  Richard Post
                             Telephone No.: (704) 541-3228
                             Telecopy No.:  (704) 541-2615

                             Moore & Van Allen, PLLC
                             47th Floor
                             NationsBank Corporate Center
                             100 North Tryon Street
                             Charlotte, North Carolina  28202
                             Attention: Hal A. Levinson
                             Telephone No.: 704/331-1050
                             Telecopy No.:  704/331-1159


If to NationsBank as
Agent:                       NationsBank Plaza, NC1-002-03-10
                             101 South Tryon Street
                             Charlotte, North Carolina  28255
                             Attention: Charles R. Dickerson, Jr.
                             Telephone No.: (704) 386-5514
                             Telecopy No.:  (704) 386-1023

With copies to:              Kennedy Covington Lobdell & Hickman
                             NationsBank Corporate Center, Suite 4200
                             100 North Tryon Street
                             Charlotte, North Carolina 28202-4006
                             Attention:  J. Donnell Lassiter, Esq.
                             Telephone No.: 704/331-7444
                             Telecopy No.:  704/331-7598


If to any Lender:            To the Address set forth on Schedule 1 hereto

                     (c) Agent's Office. The Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Agent's Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit issued.

     SECTION 12.2 Expenses; Indemnity.

     (a) The Borrower agrees to pay on demand all costs and expenses of the Agent in connection with the syndication, preparation, execution, delivery, administration, modification, and amendment of this Agreement, the other Loan Documents, and the other documents to be delivered hereunder, including, without limitation, the reasonable fees and expenses of counsel for the Agent with respect thereto (such fees not to exceed $17,500 in connection with the negotiation, preparation and execution of this Agreement and the other Loan Documents) and with respect to advising the Agent as to its rights and responsibilities under the Loan Documents. The Borrower further agrees to pay on demand all costs and expenses of the Agent and the Lenders, if any (including, without limitation, reasonable attorneys' fees and expenses and the cost of internal counsel), in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of the Loan Documents and the other documents to be delivered hereunder.

     (b) The Borrower agrees to indemnify and hold harmless the Agent and each Lender and each of their affiliates and their respective officers, directors, employees, agents, and advisors (each, an "Indemnified Party") from and against any and all claims, damages, losses, liabilities, costs, and expenses (including, without limitation, reasonable attorneys' fees) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation, or proceeding or preparation of defense in connection therewith) the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans except to the extent such claim, damage, loss, liability, cost, or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party's gross negligence or willful misconduct. In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 12.2 applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by the Borrower, its directors, shareholders or creditors or an Indemnified Party or any other Person or any Indemnified Party is otherwise a party thereto and whether or not the transactions contemplated hereby are consummated. The Borrower agrees not to assert any claim against the Agent, any Lender, any of their affiliates, or any of their respective directors, officers, employees, attorneys, agents, and advisers, on any theory of liability, for special, indirect, consequential, or punitive damages arising out of or otherwise relating to the Loan Documents, any of the transactions contemplated herein or the actual or proposed use of the proceeds of the Loans.

     (c) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 12.2 shall survive the payment in full of the Loans and all other amounts payable under this Agreement.

     SECTION 12.3 Set-off. In addition to any rights now or hereafter granted under Applicable Law and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default and during the continuance thereof, the Lenders and any assignee or participant of a Lender in accordance with Section 12.10 are hereby authorized by the Borrower at any time or from time to time, without notice to the Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, indebtedness evidenced by certificates of deposit, whether matured or unmatured) and any other indebtedness at any time held or owing by the Lenders, or any such assignee or participant to or for the credit or the account of the Borrower against and on account of the Obligations irrespective of whether or not (a) the Lenders shall have made any demand under this Agreement or any of the other Loan Documents or
(b) the Agent shall have declared any or all of the Obligations to be due and payable as permitted by Section 10.2 and although such Obligations shall be contingent or unmatured.

     SECTION 12.4 Governing Law. This Agreement, the Notes and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of North Carolina, without reference to the conflicts or choice of law principles thereof.

     SECTION 12.5 Consent to Jurisdiction. The Borrower hereby irrevocably consents to the personal jurisdiction of the state and federal courts located in Mecklenburg County, North Carolina, in any action, claim or other proceeding arising out of any dispute in connection with this Agreement, the Notes and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. The Borrower hereby irrevocably consents to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Agent or any Lender in connection with this Agreement, the Notes or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in
Section 12.1. Nothing in this Section 12.5 shall affect the right of the Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Agent or any Lender to bring any action or proceeding against the Borrower or its properties in the courts of any other jurisdictions.

     SECTION 12.6 Waiver of Jury Trial. TO THE EXTENT PERMITTED BY LAW, THE AGENT, EACH LENDER, THE BORROWER AND EACH OF THE BORROWER'S SUBSIDIARIES HEREBY IRREVOCABLY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

     SECTION 12.7 Mandatory Arbitration. Any controversy or claim between or among the parties hereto including but not limited to those arising out of or relating to this Agreement or any related agreements or instruments, including any claim based on or arising from an alleged tort, shall be determined by binding arbitration in accordance with the Federal Arbitration Act (or if not applicable, the applicable state law), the Rules of Practice and Procedure for the Arbitration of Commercial Disputes of Endispute, Inc., doing business as J.A.M.S./Endispute ("J.A.M.S."), and the "Special Rules" set forth below. In the event of any inconsistency, the Special Rules shall control. Judgment upon any arbitration award may be entered in any court having jurisdiction. Any party to this Agreement may bring an action, including a summary or expedited proceeding, to compel arbitration of any controversy or claim to which this Agreement applies in any court having jurisdiction over such action.

          (a) Special Rules. The arbitration shall be conducted in the city of Borrower's domicile at the time of this Agreement's execution and administered by J.A.M.S. who will appoint an arbitrator; if J.A.M.S. is unable or legally precluded from administering the arbitration, then the American Arbitration Association will serve. All arbitration hearings will be commenced within 90 days of the demand for arbitration; further, the arbitrator shall only, upon a showing of cause, be permitted to extend the commencement of such hearing for up to an additional 60 days.

          (b) Reservations of Rights. Nothing in this Agreement shall be deemed to (i) limit the applicability of any otherwise applicable statutes of limitation or repose and any waivers contained in this Agreement; or (ii) be a waiver by Lenders of the protection afforded to it by 12 U.S.C. Sec. 91 or any substantially equivalent state law; or (iii) limit the right of Lenders (A) to exercise self help remedies such as (but not limited to) setoff, or (B) to foreclose against any real or personal property collateral, or (C) to obtain from a court provisional or ancillary remedies such as (but not limited to) injunctive relief or the appointment of a receiver. Lenders may exercise such self help rights, foreclose upon such property, or obtain such provisional or ancillary remedies before, during or after the pendency of any arbitration proceeding brought pursuant to this Agreement. At Lenders' option, foreclosure under a deed of trust or mortgage may be accomplished by any of the following: the exercise of a power of sale under the deed of trust or mortgage, or by judicial sale under the deed of trust or mortgage, or by judicial foreclosure. Neither the exercise of self help remedies nor the institution or maintenance of an action for foreclosure or provisional or ancillary remedies shall constitute a waiver of the right of any party, including the claimant in any such action, to arbitrate the merits of the controversy or claim occasioning resort to such remedies.

No provision in the Loan Documents regarding submission to jurisdiction and/or venue in any court is intended or shall be construed to be in derogation of the provisions in any Loan Document for arbitration of any controversy or claim.

     SECTION 12.8 Reversal of Payments. To the extent the Borrower makes a payment or payments to the Agent for the ratable benefit of the Lenders or the Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Agent.

     SECTION 12.9 Injunctive Relief; Punitive Damages.

     (a) The Borrower recognizes that, in the event the Borrower fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy of law may



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prove to be inadequate relief to the Lenders. Therefore, the Borrower agrees that the Lenders, at the Lenders' option, may be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

     (b) The Agent, Lenders and Borrower (on behalf of itself and its Subsidiaries) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any dispute, whether such dispute is resolved through arbitration or judicially.

     (c) The parties agree that they shall not have a remedy of punitive or exemplary damages against any other party in any dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any dispute whether the dispute is resolved by arbitration or judicially.

     SECTION 12.10 Accounting Matters. All financial and accounting calculations, measurements and computations made for any purpose relating to this Agreement, including, without limitation, all computations utilized by the Borrower or any Subsidiary thereof to determine compliance with any covenant contained herein, shall, except as otherwise expressly contemplated hereby or unless there is an express written direction by the Agent to the contrary agreed to by the Borrower, be performed in accordance with GAAP as in effect on the Closing Date. In the event that changes in GAAP shall be mandated by the Financial Accounting Standards Board, or any similar accounting body of comparable standing, or shall be recommended by the Borrower's certified public accountants, to the extent that such changes would modify such accounting terms or the interpretation or computation thereof, such changes shall be followed in defining such accounting terms only from and after the date the Borrower and the Lenders shall have amended this Agreement to the extent necessary to reflect any such changes in the financial covenants and other terms and conditions of this Agreement.

     SECTION 12.11 Assignments and Participations.

     (a) Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Loans, its Note, and its Commitment); provided, that

          (i) each such assignment shall be to an Eligible Assignee;

          (ii) except in the case of an assignment to another Lender or an assignment of all of a Lender's rights and obligations under this Agreement, any such partial assignment shall be in an amount at least equal to $5,000,000 and in increments of $1,000,000 in excess thereof;

          (iii) each such assignment by a Lender shall be of a constant, and not varying, percentage of all of its rights and obligations under this Agreement and the Note; and


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          (iv) the parties to such assignment shall execute and deliver to the
     Agent for its acceptance an Assignment and Acceptance in the form of Exhibit F hereto, together with any Note subject to such assignment and a processing fee of $2,500.

Upon execution, delivery, and acceptance of such Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of such assignment, have the obligations, rights, and benefits of a Lender hereunder and the assigning Lender shall, to the extent of such assignment, relinquish its rights and be released from its obligations under this Agreement. Upon the consummation of any assignment pursuant to this Section, the assignor, the Agent and the Borrower shall make appropriate arrangements so that, if required, new Notes are issued to the assignor and the assignee. If the assignee is not incorporated under the laws of the United States of America or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of Taxes in accordance with Section 3.12.

     (b) The Agent shall maintain at its address referred to in Section 12.1 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitment of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

     (c) Upon its receipt of an Assignment and Acceptance executed by the parties thereto, together with any Note subject to such assignment and payment of the processing fee, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit F hereto, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the parties thereto.

     (d) Each Lender may sell participations to one or more Persons in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and its Loans); provided, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participant shall be entitled to the benefit of the yield protection provisions contained in Article III and the right of set-off contained in Section 3.5, and (iv) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrower relating to its Loans and its Note and to approve any amendment, modification, or waiver of any provision of this Agreement (other than amendments, modifications, or waivers decreasing the amount of principal of or the rate at which interest is payable on such Loans or Note, extending any scheduled principal payment date or date fixed for the payment of interest on such Loans or Note, or extending its Commitment).

     (e) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time assign and pledge all or any portion of its Loans and its Note to any Federal Reserve Bank as collateral security pursuant to Regulation A and any Operating Circular issued by such

Federal Reserve Bank. No such assignment shall release the assigning Lender from its obligations hereunder.

     (f) Any Lender may furnish any information concerning the Borrower or any of its Subsidiaries in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants), subject, however, to the provisions of Section 12.11 hereof.

     SECTION 12.12 Confidentiality. The Agent and each Lender (each, a "Lending Party") agrees to keep confidential any information furnished or made available to it by the Borrower pursuant to this Agreement that is marked confidential; provided that nothing herein shall prevent any Lending Party from disclosing such information (a) to any other Lending Party or any affiliate of any Lending Party, or any officer, director, employee, agent, or advisor of any Lending Party or affiliate of any Lending Party, (b) to any other Person if reasonably incidental to the administration of the credit facility provided herein, (c) as required by any law, rule, or regulation, (d) upon the order of any court or administrative agency, (e) upon the request or demand of any regulatory agency or authority, (f) that is or becomes available to the public or that is or becomes available to any Lending Party other than as a result of a disclosure by any Lending Party prohibited by this Agreement, (g) in connection with any litigation to which such Lending Party or any of its affiliates may be a party,
(h) to the extent necessary in connection with the exercise of any remedy under this Agreement or any other Loan Document, and (i) subject to provisions substantially similar to those contained in this Section, to any actual or proposed participant or assignee.

     SECTION 12.13 Amendments and Waivers. Any provision of this Agreement or any other Loan Document may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Lenders (and, if Article XI or the rights or duties of the Agent are affected thereby, by the Agent); provided that no such amendment or waiver shall, unless signed by all the Lenders, (i) increase the Commitments of the Lenders, (ii) extend the time of the obligation of the Lenders to make Loans or to issue or participate in Letters of Credit, (iii) reduce the principal of or rate of interest on any Loan or any fees or other amounts payable hereunder, (iv) postpone any date fixed for the payment of any scheduled installment of principal of or interest on any Loan or Reimbursement Obligation or any fees or other amounts payable hereunder or for termination of any Commitment, (v) amend the definition of "Borrowing Base" so as to increase any percentage amount therein, (vi) change the percentage of the Commitments or of the unpaid principal amount of the Notes, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section or any other provision of this Agreement or (vii) release any Guarantor. In addition, no amendment, waiver or consent to the provisions of Article IIA shall be made without the written consent of the Issuing Lender.

     SECTION 12.14 Performance of Duties. The Borrower's obligations under this Agreement and each of the Loan Documents shall be performed by the Borrower at its sole cost and expense.

     SECTION 12.15 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Agent and any Persons designated by the Agent or any

Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or the Credit Facility has not been terminated.

     SECTION 12.16 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Agent and the Lenders are entitled under the provisions of this Article XII and any other provision of this Agreement and the Loan Documents shall continue in full force and effect and shall protect the Agent and the Lenders against events arising after such termination as well as before.

     SECTION 12.17 Titles and Captions. Titles and captions of Articles, Sections and subsections in this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

     SECTION 12.18 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 12.19 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

     SECTION 12.20 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations shall have been indefeasibly and irrevocably paid and satisfied in full. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers, all as of the day and year first written above.

[CORPORATE SEAL]                     MEDCATH INCORPORATED


                                     By: /s/ Richard J.Post
                                     Name: Richard J. Post
                                     Title: Chief Financial Officer



                                     NATIONSBANK, N.A., as Agent and Lender


                                     By: /s/ Michael G. Mayer
                                     Name: Michael G. Mayer
                                     Title: Senior Vice President



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